Exhibit 99.4

CONSOLIDATED FINANCIAL STATEMENTS

CalAtlantic Group, Inc. and Subsidiaries

(a Delaware Corporation)

As of December 31, 2017 and 2016

CalAtlantic Group, Inc. and Subsidiaries

(A Delaware Corporation)

Consolidated Financial Statements

As of December 31, 2017 and 2016

The Board of Directors and Shareholders of CalAtlantic Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CalAtlantic Group, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits include performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also include evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2002.

Irvine, California

February 12, 2018

A member firm of Ernst & Young Global Limited

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands, except per share amounts)
Homebuilding:
Home sale revenues	$6,574,061	$6,354,869	$3,449,047
Land sale revenues	6,709	33,171	47,364

Total revenues	6,580,770	6,388,040	3,496,411

Cost of home sales	(5,269,466)	(4,967,278)	(2,676,666)
Cost of land sales	(7,389)	(30,132)	(43,274)

Total cost of sales	(5,276,855)	(4,997,410)	(2,719,940)

Gross margin	1,303,915	1,390,630	776,471

Selling, general and administrative expenses	(701,529)	(664,459)	(390,710)
Income (loss) from unconsolidated joint ventures	13,262	4,057	1,966
Other income (expense)	(14,562)	(16,726)	(62,177)

Homebuilding pretax income	601,086	713,502	325,550

Financial Services:
Revenues	88,831	88,695	43,702
Expenses	(50,956)	(49,081)	(26,763)

Financial services pretax income	37,875	39,614	16,939

Income before taxes	638,961	753,116	342,489
Provision for income taxes	(279,094)	(268,386)	(128,980)

Net income	359,867	484,730	213,509
Less: Net income allocated to preferred shareholder	—	—	(32,997)
Less: Net income allocated to unvested restricted stock	(1,500)	(1,168)	(369)

Net income available to common stockholders	$358,367	$483,562	$180,143

Income per common share:
Basic	$3.18	$4.09	$2.51
Diluted	$2.87	$3.60	$2.26

Weighted average common shares outstanding:
Basic	112,594,791	118,212,740	71,713,747
Diluted	126,850,466	135,984,985	81,512,953

Weighted average additional common shares outstanding if preferred shares converted to common shares	—	—	13,135,814

Total weighted average diluted common shares outstanding if preferred shares converted to common shares	126,850,466	135,984,985	94,648,767

The accompanying notes are an integral part of these consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
Net income	$359,867	$484,730	$213,509
Other comprehensive income, net of tax:
Unrealized gain (loss) on marketable securites, available for sale	—	(177)	5

Total comprehensive income	$359,867	$484,553	$213,514

The accompanying notes are an integral part of these consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
	(Dollars in thousands)
ASSETS
Homebuilding:
Cash and equivalents	$171,806	$191,086
Restricted cash	22,206	28,321
Inventories:
Owned	7,007,447	6,438,792
Not owned	106,623	66,267
Investments in unconsolidated joint ventures	171,641	127,127
Deferred income taxes, net of valuation allowance of $2,218 and $2,456 at December 31, 2017 and 2016, respectively	221,381	330,378
Goodwill	985,185	970,185
Other assets	236,946	204,489

Total Homebuilding Assets	8,923,235	8,356,645

Financial Services:
Cash and equivalents	56,845	17,041
Restricted cash	21,551	21,710
Mortgage loans held for sale, net	363,771	262,058
Mortgage loans held for investment, net	25,922	24,924
Other assets	16,158	26,666

Total Financial Services Assets	484,247	352,399

Total Assets	$9,407,482	$8,709,044

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$208,116	$211,780
Accrued liabilities	687,983	599,905
Revolving credit facility	266,000	—
Secured project debt and other notes payable	31,690	27,579
Senior notes payable	3,318,603	3,392,208

Total Homebuilding Liabilities	4,512,392	4,231,472

Financial Services:
Accounts payable and other liabilities	21,016	22,559
Mortgage credit facilities	278,174	247,427

Total Financial Services Liabilities	299,190	269,986

Total Liabilities	4,811,582	4,501,458

Equity:
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2017 and 2016	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized; 116,190,069 and 114,429,297 shares issued and outstanding at December 31, 2017 and 2016, respectively	1,162	1,144
Additional paid-in capital	3,233,618	3,204,835
Accumulated earnings	1,343,572	1,001,779
Accumulated other comprehensive income (loss), net of tax	(172)	(172)

Total Stockholders’ Equity	4,578,180	4,207,586

Noncontrolling Interests	17,720	—

Total Equity	4,595,900	4,207,586

Total Liabilities and Equity	$9,407,482	$8,709,044

The accompanying notes are an integral part of these consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2015, 2016 and 2017	Number of Preferred Shares	Preferred Stock	Number of Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
	(Dollars in thousands)
Balance, December 31, 2014	53,565	$1	55,028,238	$550	$1,348,905	$327,232	$—	$1,676,688	$—	$1,676,688
Net income	—	—	—	—	—	213,509	—	213,509	—	213,509
Other comprehensive income, net of tax	—	—	—	—	—	—	5	5	—	5
Stock issuances under employee plans, including income tax benefits	—	—	1,350,984	13	10,237	—	—	10,250	—	10,250
Common stock dividends ($0.04 per share)	—	—	—	—	—	(4,851)	—	(4,851)	—	(4,851)
Repurchase and retirement of common stock, net of expenses	—	—	(645,338)	(6)	(22,067)	—	—	(22,073)	—	(22,073)
Stock issuance in connection with merger, net of preferred stock conversion	(53,565)	(1)	65,552,269	656	1,971,629	—	—	1,972,284	—	1,972,284
Amortization of stock-based compensation	—	—	—	—	15,624	—	—	15,624	—	15,624

Balance, December 31, 2015	—	—	121,286,153	1,213	3,324,328	535,890	5	3,861,436	—	3,861,436
Net income	—	—	—	—	—	484,730	—	484,730	—	484,730
Other comprehensive loss, net of tax	—	—	—	—	—	—	(177)	(177)		(177)
Stock issuances under employee plans, including income tax benefits	—	—	396,489	4	1,326	—	—	1,330	—	1,330
Common stock dividends ($0.16 per share)	—	—	—	—	—	(18,841)	—	(18,841)		(18,841)
Repurchase and retirement of common stock, net of expenses	—	—	(7,253,345)	(73)	(232,447)	—	—	(232,520)	—	(232,520)
1.625% convertible note conversion feature purchase accounting adjustment	—	—	—	—	93,834	—	—	93,834		93,834
Amortization of stock-based compensation	—	—	—	—	17,794	—	—	17,794	—	17,794

Balance, December 31, 2016	—	—	114,429,297	1,144	3,204,835	1,001,779	(172)	4,207,586	—	4,207,586
Net income	—	—	—	—	—	359,867	—	359,867	—	359,867
Stock issuances under employee plans, including income tax benefits	—	—	851,711	9	(6,275)	—	—	(6,266)	—	(6,266)
Common stock dividends ($0.16 per share)	—	—	—	—	—	(18,074)	—	(18,074)		(18,074)
Repurchase and retirement of common stock, net of expenses	—	—	(4,424,343)	(44)	(149,970)	—	—	(150,014)	—	(150,014)
Stock issuance in connection with 1.625% convertible note redemptions	—	—	5,333,404	53	167,219	—	—	167,272		167,272
Amortization of stock-based compensation	—	—	—	—	17,809	—	—	17,809	—	17,809
Noncontrolling interests contributions	—	—	—	—	—	—	—	—	17,720	17,720

Balance, December 31, 2017	—	$—	116,190,069	$1,162	$3,233,618	$1,343,572	$(172)	$4,578,180	$17,720	$4,595,900

The accompanying notes are an integral part of these consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
Cash Flows From Operating Activities:
Net income	$359,867	$484,730	$213,509
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income) loss from unconsolidated joint ventures	(13,262)	(4,057)	(1,966)
Depreciation and amortization	62,162	61,704	41,151
Amortization of stock-based compensation	17,809	17,794	15,624
Excess tax (benefit) provision from share-based payment arrangements	—	460	(9,250)
Deferred income tax provision	109,002	(5,097)	38,636
Inventory impairment charges	20,000	—	—
Other operating activities	7,066	418	2,869
Changes in cash and equivalents due to:
Mortgage loans held for sale	(101,737)	63,649	(42,871)
Inventories - owned	(297,144)	(306,896)	(497,836)
Inventories - not owned	(84,052)	(37,728)	34,770
Other assets	(14,720)	5,697	(2,998)
Accounts payable	(7,456)	20,099	(89,461)
Accrued liabilities	(59,300)	21,541	26,462

Net cash provided by (used in) operating activities	(1,765)	322,314	(271,361)

Cash Flows From Investing Activities:
Investments in unconsolidated homebuilding joint ventures	(96,208)	(29,118)	(91,453)
Distributions of capital from unconsolidated homebuilding joint ventures	39,981	39,735	19,582
Cash acquired in connection with merger	—	—	268,517
Net cash paid for acquisitions	(111,805)	—	—
Other investing activities	(11,957)	(7,688)	(11,972)

Net cash provided by (used in) investing activities	(179,989)	2,929	184,674

Cash Flows From Financing Activities:
Change in restricted cash	6,274	8,873	652
Borrowing from revolving credit facility	1,272,250	1,433,200	852,700
Principal payments on revolving credit facility	(1,006,250)	(1,433,200)	(852,700)
Principal payments on secured project debt and other notes payable	(15,804)	(23,228)	(2,532)
Principal payments on senior notes payable	(483,000)	(280,000)	(29,789)
Proceeds from the issuance of senior notes payable	579,125	300,000	—
Payment of debt issuance costs	(5,019)	(2,669)	(1,016)
Net proceeds from (payments on) mortgage credit facilities	30,747	(55,995)	110,469
Repurchases of common stock	(150,014)	(232,520)	(22,073)
Common stock dividend payments	(18,074)	(18,841)	(4,851)
Issuance of common stock under employee stock plans, net of withholdings	(7,890)	1,330	1,000
Excess tax benefit (provision) from share-based payment arrangements	—	(460)	9,250
Other financing activities	(67)	(200)	(222)

Net cash provided by (used in) by financing activities	202,278	(303,710)	60,888

Net increase (decrease) in cash and equivalents	20,524	21,533	(25,799)
Cash and equivalents at beginning of year	208,127	186,594	212,393

Cash and equivalents at end of year	$228,651	$208,127	$186,594

Cash and equivalents at end of year	$228,651	$208,127	$186,594
Homebuilding restricted cash at end of year	22,206	28,321	35,990
Financial services restricted cash at end of year	21,551	21,710	22,914

Cash and equivalents and restricted cash at end of year	$272,408	$258,158	$245,498

The accompanying notes are an integral part of these consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Company Organization and Operations

We are a geographically diversified builder of single-family attached and detached homes. We also provide mortgage, title and escrow services, and are focused on providing an exceptional end-to-end homebuying experience for our customers. Unless the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to CalAtlantic Group, Inc. and its subsidiaries.

The percentages of our homes delivered by reportable segment for the years ended December 31, 2017, 2016 and 2015 were as follows:

	Year Ended December 31,
Region	2017	2016	2015
	(Unaudited)
North	24%	21%	11%
Southeast	30	28	34
Southwest	24	28	26
West	22	23	29

Total	100%	100%	100%

2.	Summary of Significant Accounting Policies

a. Basis of Presentation

The consolidated financial statements include the accounts of CalAtlantic Group, Inc., its wholly owned subsidiaries, and partnerships in which CalAtlantic Group, Inc. either has a controlling interest or is deemed to be the primary beneficiary of a variable interest entity. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

b. Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c. Segment Reporting

Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting (“ASC 280”) established standards for the manner in which public enterprises report information about operating segments. In accordance with ASC 280, we have determined that each of our four homebuilding regions and our financial services operations (consisting of our mortgage financing and title operations) are our operating segments. Corporate is a non-operating segment. Our four homebuilding reportable segments include: North, consisting of our operating divisions in Georgia, Delaware, Illinois, Indiana, Maryland, Minnesota, New Jersey, Pennsylvania, Virginia and Washington D.C.; Southeast, consisting of our operating divisions in Florida and the Carolinas; Southwest, consisting of our operating divisions in Texas, Colorado, Nevada and Utah; and West, consisting of our operating divisions in California, Arizona and Washington.

d. Variable Interest Entities

We account for variable interest entities (“VIEs”) in accordance with ASC Topic 810, Consolidation (“ASC 810”). Our variable interest in VIEs may be in the form of equity ownership interests in joint ventures and land purchase and lot option contracts. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE. Factors considered in determining whether we are the primary beneficiary include risk and reward sharing, experience and financial condition of other member(s), voting rights, involvement in day-to-day capital and operating decisions, representation on a VIE’s executive committee, existence of unilateral kick-out rights or voting rights, level of economic disproportionality between us and the other member(s), and contracts to purchase assets from VIEs. The determination whether an entity is a VIE and, if so, whether we are the primary beneficiary may require significant judgment. In accordance with ASC 810, we perform ongoing reassessments of whether we are the primary beneficiary of a VIE.

e. Limited Partnerships and Limited Liability Companies

We analyze our homebuilding and land development joint ventures under the provisions of ASC 810 (as discussed above) when determining whether the entity should be consolidated. In accordance with the provisions of ASC 810, limited partnerships or similar entities, such as limited liability companies, must be further evaluated under the presumption that the general partner, or the managing member in the case of a limited liability company, is deemed to have a controlling interest and therefore must consolidate the entity unless the limited partners or non-managing members have: (1) the ability, either by a single limited partner or through a simple majority vote, to dissolve or liquidate the entity, or kick-out the managing member/general partner without cause, or (2) substantive participatory rights that are exercised in the ordinary course of business. Under the provisions of ASC 810, we may be required to consolidate certain investments in which we hold a general partner or managing member interest.

f. Revenue Recognition

In accordance with ASC Topic 360-20, Property, Plant, and Equipment – Real Estate Sales (“ASC 360-20”), homebuilding revenues are recorded after construction is completed, a sufficient down payment has been received, title has passed to the homebuyer, collection of the purchase price is reasonably assured and we have no other continuing involvement. In instances where the homebuyer’s financing is originated by our mortgage financing subsidiary and the buyer has not made an adequate initial or continuing investment as prescribed by ASC 360-20, the profit on such home sales is deferred until the sale of the related mortgage loan to a third-party investor has been completed.

In accordance with ASC Topic 825, Financial Instruments (“ASC 825”), loan origination fees and expenses are recognized upon origination of loans by our mortgage financing operation, CalAtlantic Mortgage. Generally our policy is to sell all mortgage loans originated. These sales generally occur within a short period of time (typically 30-45 days of origination). Mortgage loan interest is accrued only so long as it is deemed collectible.

g. Cost of Sales

Homebuilding cost of sales is recognized in the period when the related homebuilding revenues are recognized. Cost of sales is recorded based upon total estimated costs to be allocated to each home within a community. Certain direct construction costs are specifically identified and allocated to homes while other common costs, such as land, land improvements and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair value. Any changes to the estimated costs are allocated to the remaining undelivered lots and homes within their respective community. The estimation of these costs requires a substantial degree of judgment by management.

h. Warranty Costs

Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts accrued are based upon historical experience. Indirect warranty overhead salaries and related costs are charged to cost of sales in the period incurred. We assess the adequacy of our warranty accrual on a quarterly basis and adjust the amounts recorded if necessary. During the years ended December 31, 2017, 2016 and 2015, we did not record any warranty adjustments. Our warranty accrual is included in accrued liabilities in the accompanying consolidated balance sheets. Changes in our warranty accrual are detailed in the table set forth below:

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
Warranty accrual, beginning of the year	$43,932	$40,691	$13,584
Warranty accrual assumed with merger	—	—	25,528
Warranty costs accrued during the year	23,339	24,092	13,803
Warranty costs paid during the year	(24,759)	(20,851)	(12,224)

Warranty accrual, end of the year	$42,512	$43,932	$40,691

i. Earnings Per Common Share

We compute earnings per share in accordance with ASC Topic 260, Earnings per Share (“ASC 260”), which requires earnings per share for each class of stock (common stock and participating preferred stock) to be calculated using the two-class method. The two-class method is an allocation of earnings between the holders of common stock and a company’s participating security holders. Under the two-class method, earnings for the reporting period are allocated between common shareholders and other security holders based on their respective participation rights in undistributed earnings. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and, therefore, are included in computing earnings per share pursuant to the two-class method.

Basic earnings per common share is computed by dividing income or loss available to common stockholders by the weighted average number of shares of basic common stock outstanding. Our Series B junior participating convertible preferred stock (“Series B Preferred Stock”), which was convertible into shares of our common stock at the holder’s option, and our unvested restricted stock, are classified as participating securities in accordance with ASC 260. Net income allocated to the holders of our Series B Preferred Stock and unvested restricted stock is calculated based on the shareholders’ proportionate share of weighted average shares of common stock outstanding on an if-converted basis.

For purposes of determining diluted earnings per common share, basic earnings per common share is further adjusted to include the effect of potential dilutive common shares outstanding, including stock options, stock appreciation rights, performance share awards and unvested restricted stock using the more dilutive of either the two-class method or the treasury stock method, and Series B Preferred Stock and convertible debt using the if-converted method. Under the two-class method of calculating diluted earnings per share, net income is reallocated to common stock, the Series B Preferred stock and all dilutive securities based on the contractual participating rights of the security to share in the current earnings as if all of the earnings for the period had been distributed. In the computation of diluted earnings per share, the two-class method and if-converted method for the Series B Preferred Stock resulted in the same earnings per share amounts as the holder of the Series B Preferred Stock had the same economic rights as the holders of the common stock.

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands, except per share amounts)
Numerator:
Net income	$359,867	$484,730	$213,509
Less: Net income allocated to preferred shareholder	—	—	(32,997)
Less: Net income allocated to unvested restricted stock	(1,500)	(1,168)	(369)

Net income available to common stockholders for basic earnings per common share	358,367	483,562	180,143
Effect of dilutive securities:
Net income allocated to preferred shareholder	—	—	32,997
Interest on 1.625% convertible senior notes due 2018	2,039	2,059	47
Interest on 0.25% convertible senior notes due 2019	1,862	1,862	9
Interest on 1.25% convertible senior notes due 2032	1,217	1,407	898

Net income available to common and preferred stock for diluted earnings per share	$363,485	$488,890	$214,094

Denominator:
Weighted average basic common shares outstanding	112,594,791	118,212,740	71,713,747
Weighted average additional common shares outstanding if preferred shares converted to common shares (if dilutive)	—	—	13,135,814

Total weighted average common shares outstanding if preferred shares converted to common shares	112,594,791	118,212,740	84,849,561
Effect of dilutive securities:
Share-based awards	963,886	666,928	816,459
1.625% convertible senior notes due 2018	6,793,717	7,167,960	1,804,192
0.25% convertible senior notes due 2019	2,724,386	3,639,150	915,985
1.25% convertible senior notes due 2032	3,773,686	6,298,207	6,262,570

Weighted average diluted shares outstanding	126,850,466	135,984,985	94,648,767

Income per share:
Basic	$3.18	$4.09	$2.51
Diluted	$2.87	$3.60	$2.26

j. Stock-Based Compensation

We account for share-based awards in accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. ASC 718 requires all entities to apply a fair value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans.

k. Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consists of unrealized gains or losses on available-for-sale marketable securities, as reported within the accompanying consolidated statements of stockholders’ equity and consolidated statements of comprehensive income. At December 31, 2017, accumulated other comprehensive income (loss) included unrealized losses of $172,000 on available-for-sale marketable securities. Realized gains or losses were included in homebuilding other income (expense) in the accompanying consolidated statements of operations.

l. Cash and Equivalents and Restricted Cash

Cash and equivalents include cash on hand, demand deposits and all highly liquid short-term investments, including interest-bearing securities purchased with a maturity of three months or less from the date of purchase. At December 31, 2017, cash and equivalents included $143.1 million of cash from home closings held in escrow for our benefit, typically for less than five days, which are considered deposits in-transit.

At December 31, 2017, homebuilding restricted cash represented $22.2 million of cash held in cash collateral accounts primarily related to certain letters of credit that have been issued. Financial services restricted cash as of December 31, 2017 consisted of $17.7 million held in cash collateral accounts primarily related to certain letters of credit that have been issued, $3.0 million related to our financial services subsidiary mortgage credit facilities and $0.9 million related to funds held in trust for third parties.

m. Mortgage Loans Held for Sale

In accordance with ASC 825, mortgage loans held for sale are recorded at fair value and loan origination and related costs are recognized upon loan closing. In addition, we recognize net interest income on loans held for sale from the date of origination through the date of disposition. We sell substantially all of the loans we originate in the secondary mortgage market, with servicing rights released on a non-recourse basis. These sales are generally subject to our obligation to repay the gain on sale if the loan is prepaid by the borrower within a certain time period following such sale, or to repurchase loans or indemnify investors for losses from borrower defaults if, among other things, the loan purchaser’s underwriting guidelines are not met or there is fraud in connection with the loan. We establish liabilities for such anticipated losses based upon, among other things, an analysis of indemnification and repurchase requests received, an estimate of potential indemnification or repurchase claims not yet received, our historical amount of indemnification payments and repurchases, and losses incurred through the disposition of affected loans.

n. Mortgage Loans Held for Investment

Certain mortgage loans are classified as held for investment based on our intent and ability to hold the loans for the foreseeable future or to maturity. Mortgage loans held for investment are recorded at their unpaid principal balance, net of discounts and premiums, unamortized net deferred loan origination costs and fees and allowance for loan losses. Discounts, premiums, and net deferred loan origination costs and fees are amortized into income over the contractual life of the loan. Mortgage loans held for investment are continually evaluated for collectability and, if appropriate, specific allowances are established based on estimates of collateral value. Loans are placed on non-accrual status for first trust deeds when the loan is 90 days past due and for second trust deeds when the loan is 30 days past due, and previously accrued interest is reversed from income if deemed uncollectible. We had allowances for loan losses for loans held for investment of $1.1 million and $1.6 million as of December 31, 2017 and 2016, respectively.

o. Inventories

Inventories consist of land, land under development, homes under construction, completed homes and model homes and are stated at cost, net of any impairment charges. We capitalize direct carrying costs, including interest, property taxes and related development costs to inventories. Field construction supervision and related direct overhead are also included in the capitalized cost of inventories. Direct construction costs are specifically identified and allocated to homes while other common costs, such as land, land improvements and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair value.

We assess the recoverability of real estate inventories in accordance with the provisions of ASC Topic 360, Property, Plant, and Equipment (“ASC 360”). ASC 360 requires long-lived assets, including inventories, that are expected to be held and used in operations to be carried at the lower of cost or, if impaired, the fair value of the asset. ASC 360 requires that companies evaluate long-lived assets for impairment based on undiscounted future cash flows of the assets at the lowest level for which there is identifiable cash flows. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

p. Capitalization of Interest

We follow the practice of capitalizing interest to inventories owned during the period of development and to investments in unconsolidated homebuilding and land development joint ventures in accordance with ASC Topic 835, Interest (“ASC 835”). Homebuilding interest capitalized as a cost of inventories owned is included in cost of sales as related units or lots are sold. Interest capitalized to investments in unconsolidated homebuilding and land development joint ventures is included as a reduction of income from unconsolidated joint ventures when the related homes or lots are sold to third parties. Interest capitalized to investments in unconsolidated land development joint ventures is transferred to inventories owned if the underlying lots are purchased by us. To the extent our homebuilding debt exceeds our qualified assets as defined in ASC 835, we expense a portion of the interest incurred by us. Qualified assets represent projects that are actively selling or under development as well as investments in unconsolidated joint ventures. During the years ended December 31, 2017, 2016 and 2015, our qualified assets exceeded our debt, and as a result, all of our homebuilding interest incurred during 2017, 2016 and 2015 was capitalized in accordance with ASC 835. The following is a summary of homebuilding interest capitalized to inventories owned and investments in unconsolidated joint ventures, amortized to cost of sales and income (loss) from unconsolidated joint ventures and expensed as interest expense, for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
Total interest incurred	$212,755	$233,225	$171,509
Less: Interest capitalized to inventories owned	(209,332)	(229,200)	(169,233)
Less: Interest capitalized to investments in unconsolidated joint ventures	(3,423)	(4,025)	(2,276)

Interest expense	$—	$—	$—

Interest previously capitalized to inventories owned, included in home cost of home sales	$207,590	$170,105	$131,611
Interest previously capitalized to inventories owned, included in land cost of land sales	$341	$1,596	$7,770
Interest previously capitalized to investments in unconsolidated joint ventures, included in income (loss) from unconsolidated joint ventures	$499	$861	$—
Interest capitalized in ending inventories owned (1)	$368,030	$365,701	$305,459
Interest capitalized as a percentage of inventories owned	5.3%	5.7%	5.0%
Interest capitalized in ending investments in unconsolidated joint ventures (1)	$5,358	$3,362	$2,941
Interest capitalized as a percentage of investments in unconsolidated joint ventures	3.1%	2.6%	2.2%

(1)	During the years ended December 31, 2017, 2016 and 2015, in connection with lot purchases from our joint ventures, $0.9 million, $2.7 million and $0, respectively, of capitalized interest was transferred from investments in unconsolidated joint ventures to inventories owned.

q. Investments in Unconsolidated Land Development and Homebuilding Joint Ventures

Investments in our unconsolidated land development and homebuilding joint ventures are accounted for under the equity method of accounting. Under the equity method, we recognize our proportionate share of earnings and losses generated by the joint venture upon the delivery of lots or homes to third parties. All joint venture profits generated from land sales to us are deferred and recorded as a reduction to our cost basis in the lots purchased until the homes to be constructed are ultimately sold by us to third parties. Our ownership interests in our unconsolidated joint ventures vary, but are generally less than or equal to 50 percent.

We review inventory projects within our unconsolidated joint ventures for impairments consistent with our real estate inventories described in Note 2.o. We also review our investments in unconsolidated joint ventures for evidence of an other than temporary decline in value. To the extent we deem any portion of our investment in unconsolidated joint ventures as not recoverable, we impair our investment accordingly.

r. Goodwill

In accordance with ASC Topic 350, Intangibles, Goodwill and Other (“ASC 350”), we analyze goodwill on at least an annual basis through a qualitative assessment to determine whether it is necessary to perform a two-step goodwill impairment test. ASC 350 states that an entity may assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. Such qualitative factors include: (1) macroeconomic conditions, such as a deterioration in general economic conditions, (2) industry and market considerations such as deterioration in the environment in which the entity operates, (3) cost factors such as increases in raw materials, labor costs, etc., and (4) overall financial performance such as negative or declining cash flows or a decline in actual or planned revenue or earnings. If the qualitative analysis determines that additional impairment testing is required, the two-step impairment testing in accordance with ASC 350 would be initiated. We continually evaluate our qualitative inputs to assess whether events and circumstances have occurred that indicate the goodwill balance may not be recoverable. During 2017 and 2016, we performed an analysis of qualitative factors for potential impairment of goodwill carried and determined that no impairment existed. See Note 3 for additional information related to goodwill.

s. Income Taxes

We account for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statement and tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for years in which taxes are expected to be paid or recovered.

We evaluate our deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with ASC 740, we assess whether a valuation allowance should be established based on our determination of whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends primarily on: (i) our ability to carry back net operating losses to tax years where we have previously paid income taxes based on applicable federal law; and (ii) our ability to generate future taxable income during the periods in which the related temporary differences become deductible. The assessment of a valuation allowance includes giving appropriate consideration to all positive and negative evidence related to the realization of the deferred tax asset. This assessment considers, among other things, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives. Significant judgment is required in determining the future tax consequences of events that have been recognized in our consolidated financial statements and/or tax returns. Actual outcomes of these future tax consequences could differ materially from the outcomes we currently anticipate.

ASC 740 defines the methodology for recognizing the benefits of uncertain tax return positions as well as guidance regarding the measurement of the resulting tax benefits. These provisions require an enterprise to recognize the financial statement effects of a tax position when it is more likely than not (defined as a likelihood of more than 50%), based on the technical merits, that the position will be sustained upon examination. In addition, these provisions provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The evaluation of whether a tax position meets the more-likely-than-not recognition threshold requires a substantial degree of judgment by management based on the individual facts and circumstances. Actual results could differ from estimates.

t. Insurance and Litigation Accruals

Insurance and litigation accruals are established with respect to estimated future claims cost. We maintain general liability insurance designed to protect us against a portion of our risk of loss from construction-related claims. We also generally require our subcontractors and design professionals to indemnify us for liabilities arising from their work, subject to various limitations. However, such indemnity is significantly limited with respect to certain subcontractors that are added to our general liability insurance policy. We record allowances to cover the estimated costs of our self-insurance liability based on an analysis performed by an independent third party actuary that uses our historical claim and expense data, as well as industry data to estimate these overall costs. As of December 31, 2017 and 2016, we present our self-insurance liability on a gross basis within accrued liabilities in the accompanying consolidated balance sheets without consideration of insurance recoveries and amounts we have paid on behalf of and expect to recover from other parties, if any, and estimated probable insurance and other recoveries are presented as receivables within other assets in the accompanying consolidated balance sheets. Our total insurance and litigation accruals on a gross basis as of December 31, 2017 and 2016 were $237.6 million and $233.5 million, respectively.

In 2017 second quarter, Weyerhaeuser Company notified the Company of an issue with a specific type of fire rated I-joist product manufactured after December 1, 2016. The Company estimates that the joist is present in approximately 370 Company homes located in our Colorado, Twin Cities and Philadelphia markets. Weyerhaeuser has committed to us that they will absorb the costs and directly pay for the repair of the affected homes, and as a result, we do not believe we will incur any material costs, expenses or charges as a result of this issue.

u. Derivative Instruments and Hedging Activities

We account for derivatives and certain hedging activities in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). ASC 815 establishes the accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded as either assets or liabilities in the consolidated balance sheets and to measure these instruments at fair value. Gains and losses resulting from changes in the fair value of derivatives are recognized in the consolidated statement of operations or recorded in accumulated other comprehensive income (loss), net of tax, and recognized in the consolidated statement of operations when the hedged item affects earnings, depending on the purpose of the derivative and whether the derivative qualifies for hedge accounting treatment.

Our policy is to designate at a derivative’s inception the specific assets, liabilities or future commitments being hedged and monitor the derivative to determine if the derivative remains an effective hedge. The effectiveness of a derivative as a hedge is based on a high correlation between changes in the derivative’s value and changes in the value of the underlying hedged item. We recognize gains or losses for amounts received or paid when the underlying transaction settles. We do not enter into or hold derivatives for trading or speculative purposes.

v. Accounting for Guarantees

We account for guarantees in accordance with the provisions of ASC Topic 460, Guarantees (“ASC 460”). Under ASC 460, recognition of a liability is recorded at its estimated fair value based on the present value of the expected contingent payments under the guarantee arrangement. The types of guarantees that we generally provide that are subject to ASC 460 generally are made to third parties on behalf of our unconsolidated homebuilding and land development joint ventures. As of December 31, 2017, these guarantees included, but were not limited to, surety bond indemnities.

w. Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes existing accounting literature relating to how and when a company recognizes revenue. Under ASU 2014-09, a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2014-09 by one year. As a result, for public companies, ASU 2014-09 will be effective for annual reporting periods and interim periods within those annual periods beginning after December 15, 2017, and is to be applied either with a full retrospective or modified retrospective approach. We expect to adopt the new standard under the modified retrospective approach. Although we are still in the process of evaluating our contracts, we do not believe the adoption of ASU 2014-09 will have a material impact on the amount or timing of our homebuilding revenues. We are continuing to evaluate the impact the adoption of ASU 2014-09 may have on other aspects of our business and on our consolidated financial statements and disclosures. Due to the anticipation of the completion of the merger with Lennar Corporation (“Lennar”) on February 12, 2018, we plan to adopt ASU 2014-09 on December 1, 2018 in concurrence with Lennar’s adoption of the new standard.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which modifies how entities measure equity investments and present changes in the fair value of financial liabilities. Under the new guidance, entities will have to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for a new practicality exception. A practicality exception will apply to those equity investments that do not have a readily determinable fair value and do not qualify for the practical expedient to estimate fair value under Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements, and as such these investments may be measured at cost. ASU 2016-01 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. We do not believe that the adoption of ASU 2016-01 will have a material effect on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), which provides guidance for accounting for leases. ASU 2016-02 requires lessees to classify leases as either finance or operating leases and to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. The lease classification will determine whether the lease expense is recognized based on an effective interest rate method or on a straight line basis over the term of the lease. ASU 2016-02 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2018. We are currently evaluating the impact adoption will have on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-07, Investments- Equity Method and Joint Ventures: Simplifying the Transition to the Equity Method of Accounting (“ASU 2016-07”), which eliminates the requirement to apply the equity method of accounting retrospectively when a reporting entity obtains significant influence over a previously held investment. Our adoption of ASU 2016-07 on January 1, 2017 did not have an effect on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation: Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. In connection with our adoption of ASU 2016-09 on January 1, 2017, the Company elected to apply the provisions of ASU 2016-09 related to the income statement and statement of cash flows impact of income taxes on a prospective basis, and as such, prior periods have not been adjusted. The Company made a policy election to continue to estimate forfeitures at the grant date of an award. The remaining updates required in connection with our adoption of ASU 2016-09 did not have a material effect on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which provides guidance on how certain cash receipts and cash payments are to be presented and classified in the statement of cash flows. ASU 2016-15 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. We do not believe that the adoption of ASU 2016-15 will have a material effect on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which provides guidance on the classification of restricted cash in the statement of cash flows. ASU 2016-18 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. We determined that upon adoption of this new standard, restricted cash will be included with cash and equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations: Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business for determining whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. Once adopted, the Company will be required to analyze any future acquisitions to determine whether the transaction qualifies as a purchase of a business or an asset. Transaction costs associated with asset acquisitions will be capitalized, while transaction costs associated with a business combination will continue to be expensed as incurred. In addition, asset acquisitions will not be subject to a measurement period, as are business combinations. The adoption of ASU 2017-01 may have a future impact on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment (“ASU 2017-04”), which removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2019, and early adoption is permitted. We elected to early adopt ASU 2017-04 for the reporting period beginning January 1, 2017. Our adoption of ASU 2017-04 did not have a material effect on our consolidated financial statements.

3. Business Acquisitions

During the 2017 fourth quarter, we acquired the homebuilding operations (representing approximately 17 current and future communities) from an Atlanta-based homebuilder for total consideration of $67.3 million, which we accounted for as a business combination in accordance with ASC Topic 805, Business Combinations, (“ASC 805”). As a result of this transaction, we recorded approximately $70.2 million of inventories owned, $2.8 million of inventories not owned and $5.7 million of other accrued liabilities and other debt. As of December 31, 2017, the purchase price accounting reflected in the accompanying financial statements is preliminary and is based upon estimates and assumptions that are subject to change within the measurement period (up to one year from the acquisition date pursuant to ASC 805) that may impact the fair value of the assets and liabilities above (including inventories, other assets and accrued liabilities).

During the 2017 second quarter, we acquired the homebuilding operations (representing approximately 19 current and future communities) from a Seattle-based developer and homebuilder for total consideration of $44.5 million, which we accounted for as a business combination in accordance with ASC 805. As a result of this transaction, we recorded approximately $25.7 million of inventories owned, $3.9 million of inventories not owned, $15.0 million of goodwill and $0.1 million of other accrued liabilities and other debt. As of December 31, 2017, the purchase price accounting reflected in the accompanying financial statements is preliminary and is based upon estimates and assumptions that are subject to change within the measurement period (up to one year from the acquisition date pursuant to ASC 805) that may impact the fair value of the assets and liabilities above (including inventories, other assets and accrued liabilities).

Effective October 1, 2015, pursuant to the terms and conditions of the Merger Agreement between Standard Pacific and Ryland, Ryland merged with and into Standard Pacific (the “Merger”), with Standard Pacific continuing as the surviving corporation. At the same time: (i) Standard Pacific changed its name to “CalAtlantic Group, Inc.” (the “Company”) and effected a reverse stock split such that each five shares of common stock of Standard Pacific issued and outstanding immediately prior to the closing of the Merger were combined and converted into one issued and outstanding share of common stock of the Company, (ii) MP CA Homes, LLC (“MatlinPatterson”), the sole owner of the Company’s outstanding Series B Preferred Stock, converted all of its preferred stock to Common Stock, and (iii) each outstanding share of Ryland common stock, stock options and restricted stock units were converted into the right to receive, or the option to acquire, as applicable, 1.0191 shares of Company common stock. Cash was paid in lieu of all fractional shares. The primary purpose for our merger with Ryland was to gain both geographic and product diversification and expand our reach and enhance our growth prospects across the homebuilding spectrum, from entry level to luxury. In addition, the merger was intended to create production, purchasing and other synergies intended to result in cost savings and efficiencies.

The following table summarizes the components of common stock outstanding immediately following the Merger as of October 1, 2015:

	As of October 1, 2015	Split/Exchange Ratio	As Adjusted October 1, 2015
Common Stock - Standard Pacific	277,220,324	5	55,444,065
Common Stock - Ryland	46,856,558	1.0191	47,751,518
Accelerated Vesting of Ryland Equity Awards	234,751	1.0191	239,235
Preferred Stock - Standard Pacific	87,812,786	5	17,562,557
Fractional Shares Paid Out	—		(1,041)

Total	412,124,419		120,996,334

Based on an evaluation of the provisions of ASC 805 Standard Pacific was determined to be the acquirer for accounting purposes. Under ASC 805, Standard Pacific is treated as having acquired Ryland in an all-stock transaction for a total purchase price of approximately $2.0 billion. The calculation of the total purchase price was based on the outstanding shares of Ryland common stock as of the acquisition date multiplied by the 1.0191 exchange ratio and multiplied by the Company’s split-adjusted share price of $40.46 on the date of acquisition. The purchase price also included $30.6 million of consideration representing the fair value of replacement equity awards attributable to service prior to the closing of the Merger. The total purchase price was calculated as follows (dollars in thousands, except per share amounts):

Number of shares of CalAtlantic common stock issued to Ryland shareholders	47,989,812
Opening price per share of CalAtlantic common stock	$40.46

Consideration attributable to common stock	1,941,668
Consideration attributable to CalAtlantic equity awards in exchange for Ryland equity awards	30,616

Total purchase price	$1,972,284

The total purchase price was allocated to Ryland’s assets and liabilities based upon fair values as determined by the Company, as follows (in thousands):

Cash and cash equivalents	$268,517
Inventories	2,404,765
Investments in unconsolidated joint ventures	13,821
Deferred income taxes	120,615
Homebuilding other assets	77,124
Financial services assets, excluding cash	144,889
Goodwill	970,185

Total assets	3,999,916
Accounts payable and accrued liabilities	(495,425)
Secured project debt and other notes payables	(22,213)
Senior notes payable	(1,291,541)
Financial services liabilities	(124,619)
Additional paid-in capital	(93,834)

Total purchase price	$1,972,284

During 2016, the Company completed a valuation of the 1.625% convertible senior notes assumed in the merger with Ryland and determined that the value associated with the conversion feature was $93.8 million, which is included in additional paid-in capital in the accompanying condensed consolidated balance sheet as of December 31, 2017. In connection with the valuation of the conversion feature, the related deferred tax asset was reduced by approximately $35.9 million, with a corresponding increase in goodwill. The $970.2 million of goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed, and it is not deductible for income tax purposes. As of the merger date, goodwill primarily consisted of the following: (i) expected production, purchasing and other synergies resulting from the merger, (ii) savings in corporate and divisional overhead costs, (iii) the benefit of the combination of the best components of the operating practices of both legacy companies, (iv) the benefit of the combination of the best employees of each legacy company, (v) expected expanded opportunities for growth through greater geographic and customer segment diversity. Goodwill has been allocated to the Company’s four homebuilding regions that were expected to benefit from the synergies of the merger. The allocation was based on the relative fair value of each acquired reporting unit in accordance with ASC 350. The key drivers used in the fair value calculation included 10-year regional level cash flow projections that were reviewed by a third party valuation expert, terminal growth rate and the weighted average cost of capital calculated for each acquired reporting unit based on regional specific assumptions.

Ryland’s 2015 results of operations, which include homebuilding revenues of $772.3 million and net income of $1.8 million, are included in the accompanying consolidated statements of operations for the period of October 1, 2015 through December 31, 2015. Net income includes adjustments for amortization expense of the acquired intangible assets, inventory step-up and restructuring expenses.

The following presents summarized unaudited supplemental pro forma operating results as if Ryland had been included in the Company’s consolidated statements of operations as of the beginning of the fiscal years presented.

Year Ended
December 31, 2015
(Dollars in thousands, except per share amounts)
Home sale revenues	$5,280,297
Net income	$321,239
Income per share:
Basic	$2.65
Diluted	$2.32

The supplemental pro forma operating results have been determined after adjusting the operating results of Ryland to reflect additional amortization that would have been recorded assuming the fair value adjustment to intangible assets had been applied beginning January 1, 2015. Certain other adjustments, including those related to conforming accounting policies and adjusting acquired inventory to fair value, have not been reflected in the supplemental pro forma operating results due to the impracticability of estimating such impacts.

Acquisition and integration expenses related to the Merger comprised of the following:

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
Severance and personnel costs	$—	$2,444	$38,970
Professional service, real estate related, and other expenses	2,258	13,586	13,066

Total	$2,258	$16,030	$52,036

The acquisition and integration costs are expensed as incurred and are presented in other homebuilding income (expense) within the accompanying consolidated statements of operations.

4. Segment Reporting

We operate two principal businesses: homebuilding and financial services.

Our homebuilding operations acquire and develop land and construct and sell single-family attached and detached homes. In accordance with ASC 280 we have determined that each of our four homebuilding regions and financial services operations (consisting of our mortgage financing and title operations) are our operating segments. Our four homebuilding reportable segments include: North, consisting of our divisions in Georgia, Delaware, Illinois, Indiana, Maryland, Minnesota, New Jersey, Pennsylvania, Virginia and Washington D.C.; Southeast, consisting of our divisions in Florida and the Carolinas; Southwest, consisting of our divisions in Texas, Colorado, Nevada and Utah; and West, consisting of our divisions in California, Arizona and Washington. As such, current period segment information is presented consistent with prior periods.

Our mortgage financing operation provides mortgage financing to many of our homebuyers in substantially all of the markets in which we operate, and sells substantially all of the loans it originates in the secondary mortgage market. Our title, escrow and insurance subsidiaries provide title, escrow and insurance services to homebuyers in many of our markets. Our mortgage financing, title, escrow and insurance services operations are included in our financial services reportable segment, which is separately reported in our consolidated financial statements under “Financial Services.”

Corporate is a non-operating segment that develops and implements strategic initiatives and supports our operating segments by centralizing key administrative functions such as accounting, finance and treasury, information technology, insurance and risk management, litigation, marketing and human resources. Corporate also provides the necessary administrative functions to support us as a publicly traded company. All of the expenses incurred by Corporate are allocated to each of our four homebuilding regions based on their respective percentage of revenues.

Segment financial information relating to the Company’s homebuilding operations was as follows:

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
Homebuilding revenues:
North	$1,233,927	$1,017,063	$262,988
Southeast	1,776,568	1,559,345	988,773
Southwest	1,542,902	1,659,477	889,496
West	2,027,373	2,152,155	1,355,154

Total homebuilding revenues	$6,580,770	$6,388,040	$3,496,411

Homebuilding pretax income (1):
North	$110,576	$80,498	$5,556
Southeast	128,943	130,656	69,726
Southwest	139,190	165,694	70,851
West	222,377	336,654	179,417

Total homebuilding pretax income	$601,086	$713,502	$325,550

Homebuilding income (loss) from unconsolidated joint ventures:
North	$630	$588	$78
Southeast	—	435	219
Southwest	837	1,019	159
West	11,795	2,015	1,510

Total homebuilding income (loss) from unconsolidated joint ventures	$13,262	$4,057	$1,966

(1)	Homebuilding pretax income includes depreciation and amortization expense of $8.1 million, $18.4 million, $11.0 million and $24.5 million in the North, Southeast, Southwest and West, respectively, for the year ended December 31, 2017; $6.5 million, $16.0 million, $12.1 million and $27.0 million in the North, Southeast, Southwest and West, respectively, for the year ended December 31, 2016; and $1.5 million, $10.1 million, $6.6 million and $22.8 million in the North, Southeast, Southwest and West, respectively, for the year ended December 31, 2015.

Segment financial information relating to the Company’s homebuilding assets was as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Homebuilding assets:
North	$1,439,211	$1,181,544
Southeast	2,373,453	2,253,289
Southwest	1,880,430	1,842,869
West	2,812,732	2,500,163
Corporate (1)	417,409	578,780

Total homebuilding assets	$8,923,235	$8,356,645

Homebuilding investments in unconsolidated joint ventures:
North	$6,053	$5,691
Southeast	162	334
Southwest	3,524	6,085
West	161,902	115,017

Total homebuilding investments in unconsolidated joint ventures	$171,641	$127,127

(1)	The assets in our Corporate Segment include cash and equivalents and our deferred tax asset. Recorded goodwill is allocated to each of the Company’s reporting units (as of December 31, 2017, approximately $0.3 billion was included in each of the North, Southeast and Southwest segments, and approximately $0.1 billion was included in the West segment).

5. Marketable Securities, Available-for-sale

The Company’s investment portfolio includes mainly municipal debt securities and metropolitan district bond securities, which are included in homebuilding other assets in the accompanying consolidated balance sheets. As defined in ASC Topic 320, Investments—Debt and Equity Securities (“ASC 320”), the Company considers its investment portfolio to be available-for-sale. Accordingly, these investments are recorded at their fair values. The cost of securities sold is based on an average-cost basis. Unrealized gains and losses on these investments are included in accumulated other comprehensive income (loss), net of tax within the accompanying consolidated balance sheet.

The Company periodically reviews its available-for-sale securities for other-than-temporary declines in fair values that are below their cost bases, as well as whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At December 31, 2017, the Company believed that the cost bases for its available-for-sale securities were recoverable in all material respects.

For the year ended December 31, 2017, net realized earnings associated with the Company’s investment portfolio, which included interest, dividends and net realized gains on sales of marketable securities, totaled $173,000. These earnings were included in homebuilding other income (expense) within the accompanying consolidated statements of operations. Realized gains or losses on the sales of marketable securities were included as reclassification adjustments, which are a component of other comprehensive income. See Note 2.k. for further discussion.

The primary objectives of the Company’s investment portfolio are safety of principal and liquidity. Investments are made with the purpose of achieving the highest rate of return consistent with these two objectives. The Company’s investment policy limits investments to debt rated investment grade or better, as well as to bank and money market instruments and to issues by the U.S. government, U.S. government agencies and municipal or other institutions primarily with investment-grade credit ratings. Our policy places restrictions on maturities, as well as on concentration by type and issuer.

The following table displays the fair values of marketable securities, available-for-sale, by type of security:

	December 31, 2017			December 31, 2016
	Amortized Cost	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Type of security:
Municipal bond and metropolitan district securities	$24,994	$(465)	$24,529	$18,563	$(465)	$18,098

The following table displays the fair values of marketable securities, available-for-sale, by contractual maturity:

December 31, 2017
(Dollars in thousands)
Contractual maturity:
Maturing in one year or less	$—
Maturing after three years	24,529

Total marketable securities, available-for-sale	$24,529

6. Inventories

a. Inventories Owned

Inventories owned consisted of the following at:

	December 31, 2017
	North	Southeast	Southwest	West	Total
	(Dollars in thousands)
Land and land under development (1)	$218,446	$1,069,184	$430,490	$1,252,273	$2,970,393
Homes completed and under construction	788,129	841,450	946,873	1,029,699	3,606,151
Model homes	59,512	102,603	96,508	172,280	430,903

Total inventories owned	$1,066,087	$2,013,237	$1,473,871	$2,454,252	$7,007,447

	December 31, 2016
	North	Southeast	Southwest	West	Total
	(Dollars in thousands)
Land and land under development (1)	$445,245	$1,177,646	$594,585	$1,410,264	$3,627,740
Homes completed and under construction	327,421	585,938	710,509	680,241	2,304,109
Model homes	79,306	132,968	116,575	178,094	506,943

Total inventories owned	$851,972	$1,896,552	$1,421,669	$2,268,599	$6,438,792

(1)	During the year ended December 31, 2017, we purchased $1,102.4 million of land (15,982 homesites), of which 29% (based on homesites) were located in the North, 30% in the Southeast, 18% in the Southwest, and 23% in the West. During the year ended December 31, 2016, we purchased $960.8 million of land (13,566 homesites), of which 25% (based on homesites) were located in the North, 25% in the Southeast, 24% in the Southwest, and 26% in the West. Disclosures of homesite count, including the percentage of homesites located within a specific region, included in these notes to consolidated financial statements are presented on an unaudited basis.

In accordance with ASC 360, we record impairment losses on inventories when events and circumstances indicate that they may be impaired, and the future undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. Inventories that are determined to be impaired are written down to their estimated fair value. We calculate the fair value of a community under a land residual value analysis and in certain cases in conjunction with a discounted cash flow analysis. As of December 31, 2017, 2016 and 2015, the total active and future projects that we owned were 899, 797 and 903, respectively. During the year ended December 31, 2017, we reviewed all projects for indicators of impairment and based on our review, one community in the West region with a carrying amount of $48.0 million was determined to be impaired and written down to its estimated fair value of $28.0 million, resulting in an impairment charge of $20.0 million, which is included in cost of home sales in the accompanying consolidated statements of operations. The fair value was determined using Level 3 inputs, which were included in an estimated land residual value analysis and a discounted cash flow analysis. The projected land residual and cash flows are significantly impacted by estimates related to local economic and market trends, sales pace, net sales prices, development and construction timelines, construction and development costs, sales and marketing expenses, and other project specific costs. The operating margin (defined as gross margin less direct selling and marketing costs) used to calculate the land residual value and related fair value was approximately 11% and the discount rate was approximately 10%.

During the years ended December 31, 2016 and 2015, we reviewed all projects for indicators of impairment and based on our review, we did not record any inventory impairments during these periods.

b. Inventories Not Owned

Inventories not owned as of December 31, 2017 and December 31, 2016 consisted of land purchase and lot option deposits outstanding at the end of each period, and purchase price allocated to lot option contracts assumed in connection with business acquisitions. Under ASC 810, a non-refundable deposit paid to an entity is deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur. Our land purchase and lot option deposits generally represent our maximum exposure to the land seller if we elect not to purchase the optioned property. In some instances, we may also expend funds for due diligence, development and construction activities with respect to optioned land prior to takedown. Such costs are classified as inventories owned, which we would have to write-off should we not exercise the option. Therefore, whenever we enter into a land option or purchase contract with an entity and make a non-refundable deposit, a VIE may have been created. In accordance with ASC 810, we perform ongoing reassessments of whether we are the primary beneficiary of a VIE.

7. Investments in Unconsolidated Land Development and Homebuilding Joint Ventures

Income (loss) from unconsolidated joint ventures reflected in the accompanying consolidated statements of operations represents our share of the income (loss) of our unconsolidated land development and homebuilding joint ventures, which is allocated based on the provisions of the underlying joint venture operating agreements less any additional impairments recorded against our investments in joint ventures which we do not deem recoverable. In addition, we defer recognition of our share of income that relates to lots purchased by us from land development joint ventures until we ultimately sell the homes to be constructed to third parties, at which time we account for these earnings as a reduction of the cost basis of the lots purchased from these joint ventures.

During the years ended December 31, 2017, 2016 and 2015, all of our unconsolidated joint ventures were reviewed for impairment. Based on the impairment review, during the year ended December 31, 2016, we recorded a $1.0 million impairment charge related to one joint venture in the West. No joint venture communities were determined to be impaired for the years ended December 31, 2017 or 2015.

In some cases our net investment in these unconsolidated joint ventures is not equal to our proportionate share of equity reflected in the table above primarily because of differences between asset impairments that we recorded in prior periods against our joint venture investments and the impairments recorded by the applicable joint venture. Our investments in unconsolidated joint ventures also included approximately $5.4 million and $3.4 million of homebuilding interest capitalized to investments in unconsolidated joint ventures as of December 31, 2017 and 2016, respectively, which capitalized interest is not included in the combined balance sheets above.

Our investments in these unconsolidated joint ventures may represent a variable interest in a VIE depending on, among other things, the economic interests of the members of the entity and the contractual terms of the arrangement. We analyze all of our unconsolidated joint ventures under the provisions of ASC 810 to determine whether these entities are deemed to be VIEs, and if so, whether we are the primary beneficiary. As of December 31, 2017, with the exception of two homebuilding joint ventures that we consolidated during 2017 in accordance with ASC 810, all of our homebuilding and land development joint ventures with unrelated parties were determined under the provisions of ASC 810 to be unconsolidated joint ventures either because they were not deemed to be VIEs and we did not have a controlling interest, or, if they were a VIE, we were not deemed to be the primary beneficiary. Based on our assessment of each consolidated joint venture’s operating agreement in accordance with ASC 810, we determined that two joint ventures were either (1) a consolidated VIE where CalAtlantic Group, Inc. is the primary beneficiary that has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity and right to receive benefits from the entity that could be potentially significant to the joint venture or (2) a consolidated joint venture in which CalAtlantic Group, Inc. has a controlling financial interest. As a result of consolidating these two entities, we have $17.7 million of noncontrolling interests reflected in the accompanying condensed consolidated balance sheets as of December 31, 2017.

8. Homebuilding Indebtedness

a. Letter of Credit Facilities

As of December 31, 2017, in addition to our $350 million letter of credit sublimit under our Revolving Facility, we were party to four committed letter of credit facilities totaling $48 million, of which $16.7 million was outstanding. These facilities require cash collateralization and have maturity dates ranging from October 2018 to October 2020. As of December 31, 2017, these facilities were secured by cash collateral deposits of $17.0 million. Upon maturity, we may renew or enter into new letter of credit facilities with the same or other financial institutions.

b. Senior Notes Payable

Senior notes payable, consist of the following at:

	December 31,
	2017	2016
	(Dollars in thousands)
8.4% Senior Notes due May 2017	$—	$235,175
8.375% Senior Notes due May 2018	574,871	574,501
1.625% Convertible Senior Notes due May 2018	57,368	220,236
0.25% Convertible Senior Notes due June 2019	259,455	253,777
6.625% Senior Notes due May 2020	313,936	319,909
8.375% Senior Notes due January 2021	396,371	395,246
6.25% Senior Notes due December 2021	298,098	297,623
5.375% Senior Notes due October 2022	249,364	249,230
5.875% Senior Notes due November 2024	426,504	296,982
5.25% Senior Notes due June 2026	395,458	297,483
5.00% Senior Notes due June 2027	347,178	—
1.25% Convertible Senior Notes due August 2032	—	252,046

	$3,318,603	$3,392,208

The carrying amount of the senior notes listed above are net of any discounts, premiums and debt issuance costs that are amortized to interest costs over the respective terms of the notes.

The Company’s 1.625% Convertible Senior Notes due 2018 (the “1.625% Convertible Notes”) are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. The 1.625% Convertible Notes bear interest at a rate of 1.625% per year and will mature on May 15, 2018, unless earlier converted or repurchased. The holders may convert their 1.625% Convertible Notes at any time into shares of the Company’s common stock at a conversion rate of 31.8903 shares of common stock per $1,000 of their principal amount (which is equal to a conversion price of approximately $31.36 per share), subject to adjustment. The Company may not redeem the 1.625% Convertible Notes prior to the stated maturity date.

The Company’s 0.25% Convertible Senior Notes due 2019 (the “0.25% Convertible Notes”) are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. The 0.25% Convertible Notes bear interest at a rate of 0.25% per year and will mature on June 1, 2019, unless earlier converted, redeemed or repurchased. The holders may convert their 0.25% Convertible Notes at any time into shares of the Company’s common stock at a conversion rate of 13.6182 shares of common stock per $1,000 of their principal amount (which is equal to a conversion price of approximately $73.43 per share), subject to adjustment. The Company may not redeem the 0.25% Convertible Notes prior to June 6, 2017. On or after that date, the Company may redeem for cash any or all of the 0.25% Convertible Notes, at its option, if the closing sale price of its common stock for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within 5 trading days immediately preceding the date on which it provides notice of redemption, including the last trading day of such 30 day trading period, exceeds 130 percent of the applicable conversion price on each applicable trading day. The redemption price will equal 100 percent of the principal amount of the 0.25% Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Our senior notes payable are all senior obligations and rank equally with our other existing senior indebtedness and, with the exception of our Convertible Notes, are redeemable at our option, in whole or in part, pursuant to a “make whole” formula. These notes contain various restrictive covenants, including, but not limited to, a limitation on secured indebtedness and a restriction on sale leaseback transactions. As of December 31, 2017, we were in compliance with the covenants required by our senior notes.

Many of our 100% owned direct and indirect subsidiaries (collectively, the “Guarantor Subsidiaries”) guarantee our outstanding senior notes. The guarantees are full and unconditional, and joint and several. Under our most restrictive indenture, a Guarantor Subsidiary will be released and relieved of any obligations under the applicable note guarantee in the event that i) such Guarantor Subsidiary ceases to be a restricted subsidiary in the homebuilding segment or ii) in the event of a sale or other disposition of such Guarantor Subsidiary, in compliance with the indenture, and such Guarantor Subsidiary ceases to guaranty any other debt of the Company. Please see Note 18 for supplemental financial statement information about our guarantor subsidiaries group and non-guarantor subsidiaries group.

During the 2016 second quarter, the Company issued $300 million in aggregate principal amount of 5.25% Senior Notes due 2026, which are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. A portion of the net proceeds of this issuance was used to repay the remaining $280 million principal balance of our 10.75% Senior Notes upon maturity in September 2016.

During the 2017 second quarter, the Company issued $225 million in aggregate principal amount of senior notes, consisting of $125 million aggregate principal amount of additional notes to the Company’s existing 5.875% Senior Notes due 2024 and $100 million aggregate principal amount of additional notes to the Company’s existing 5.25% Senior Notes due 2026, each of which are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. A portion of the net proceeds of this issuance were used to repay the remaining $230 million principal balance of our 8.4% Senior Notes upon maturity in May 2017.

During the 2017 second quarter, the Company issued $350 million in aggregate principal amount of 5.00% Senior Notes due 2027, which are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. A portion of the net proceeds of this issuance were used to repurchase and repay the aggregate principal balance of our 1.25% Convertible Senior Notes due August 2032.

During the 2017 third quarter, the Company redeemed for cash, at a redemption price equal to 100% of the principal amount, all of the remaining $253 million of our 1.25% Convertible Senior Notes which were scheduled to mature on August 1, 2032.

During the 2017 fourth quarter, holders of the Company’s 1.625% Convertible Notes converted $167.3 million principal amount of notes into 5.3 million shares of the Company’s common stock. The remaining $57.7 million principal amount of the 1.625% Convertible Notes as of December 31, 2017 will mature on May 15, 2018, unless earlier converted or repurchased.

c. Secured Project Debt and Other Notes Payable

Our secured project debt and other notes payable consist of seller non-recourse financing and community development district and similar assessment district bond financings used to finance land acquisition, development and infrastructure costs for which we are responsible. At December 31, 2017, we had approximately $31.7 million outstanding in secured project debt and other notes payable.

d. Borrowings and Maturities

The principal amount of maturities of senior and convertible senior notes payable, and secured project debt and other notes payable are as follows:

Year Ended
December 31,
(Dollars in thousands)
2018	$646,657
2019	268,399
2020	302,491
2021	700,000
2022	250,000
Thereafter	1,189,370

Total principal amount	3,356,917
Less: Net (discount) premium	7,643
Less: Debt issuance costs	(14,267)

Total homebuilding debt	$3,350,293

The weighted average interest rate of our borrowings outstanding under our senior and convertible senior notes payable, secured project debt and other notes payable as of December 31, 2017, 2016 and 2015, was 5.9%, 5.7%, and 6.1%, respectively.

e. Revolving Credit Facility

As of December 31, 2017, we were party to a $750 million unsecured revolving credit facility (the “Revolving Facility”), $350 million of which is available for letters of credit, which matures in October 2019. The Revolving Facility has an accordion feature under which the Company may increase the total commitment up to a maximum aggregate amount of $1.2 billion, subject to certain conditions, including the availability of additional bank commitments. Interest rates, as defined in the credit agreement, approximate (i) LIBOR (approximately 1.56% at December 31, 2017) plus 1.75%, or (ii) Prime (4.5% at December 31, 2017) plus 0.75%. The weighted average interest rate of our borrowings outstanding under our Revolving Facility as of December 31, 2017 was 3.6%.

In addition to customary representations and warranties, the facility contains financial and other covenants, including a minimum tangible net worth requirement of $1.65 billion (which amount is subject to increase over time based on subsequent earnings and proceeds from equity offerings), a net homebuilding leverage covenant that prohibits the leverage ratio (as defined therein) from exceeding 2.00 to 1.00 and a land covenant that limits land not under development to an amount not to exceed tangible net worth. The Company is also required to maintain either (a) a minimum liquidity level (unrestricted cash in excess of interest incurred for the previous four quarters) or (b) a minimum interest coverage ratio (EBITDA to interest expense, as defined therein) of at least 1.25 to 1.00. We were in compliance with all of the Revolving Facility covenants as of December 31, 2017. The Revolving Facility also limits, among other things, the Company’s investments in joint ventures and the amount of the Company’s common stock that the Company can repurchase. On December 31, 2017, we had $266.0 million outstanding under the facility and the Company had outstanding letters of credit issued under the facility totaling $125.4 million, leaving $358.6 million available under the facility to be drawn.

9. Preferred Stock

Prior to our merger with Ryland, MatlinPatterson held all of the outstanding shares of Company Series B Preferred Stock and 126.4 million shares of Company common stock, which, together, represented approximately 59% of the total number of shares of Company common stock issued and outstanding on an if-converted basis. Immediately following the merger, MatlinPatterson converted all of their shares of preferred stock into 17.6 million shares of Company common stock. As of December 31, 2017, MatlinPatterson held 28.3 million shares (approximately 24%) of the Company’s outstanding common stock and no shares of preferred stock.

10. Mortgage Credit Facility

At December 31, 2017, we had $278.2 million outstanding under our mortgage financing subsidiary’s mortgage credit facility. This mortgage credit facility consisted of a $300 million uncommitted repurchase facility with one lender, maturing in June 2018. This facility requires our mortgage financing subsidiary to maintain cash collateral accounts, which totaled $3.0 million as of December 31, 2017, and also contains financial covenants which require CalAtlantic Mortgage to, among other things, maintain a minimum level of tangible net worth, not to exceed a debt to tangible net worth ratio, maintain a minimum liquidity amount based on a measure of total assets (inclusive of the cash collateral requirement), and satisfy pretax income (loss) requirements. As of December 31, 2017, CalAtlantic Mortgage was in compliance with the financial and other covenants contained in this facility. The weighted average interest rate of our borrowings outstanding under our mortgage financing subsidiary’s mortgage credit facility as of December 31, 2017, 2016 and 2015, was 3.4%, 2.9%, and 2.4%, respectively.

11. Disclosures about Fair Value

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a framework for measuring fair value, expands disclosures regarding fair value measurements and defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Further, ASC 820 requires us to maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements. ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. The three levels of the hierarchy are as follows:

•	Level 1 – quoted prices for identical assets or liabilities in active markets;

•	Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3 – valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Financial instruments measured at fair value on a recurring basis:

	Fair Value	Fair Value at December 31,
Description	Hierarchy	2017	2016
		(Dollars in thousands)
Marketable securities, available-for-sale
Municipal debt securities	Level 2	$9,387	$9,387
Metropolitan district bond securities	Level 3	$15,142	$8,711
Mortgage loans held for sale	Level 2	$367,344	$265,542

Marketable Securities, Available-for-sale

Marketable securities that are available-for-sale are comprised mainly of municipal debt securities and metropolitan district bond securities. The Company’s municipal debt securities are valued based on quoted market prices of similar instruments, which uses Level 2 inputs, and the metropolitan district bond securities are based on a discounted future cash flow model, which uses Level 3 inputs. The primary unobservable inputs used in our discounted cash flow model are (1) the forecasted number of homes to be closed, as homes drive increases to the taxpaying base for the metropolitan district, (2) the forecasted assessed value of those closed homes and (3) the discount rate. As of December 31, 2017 and 2016, the unobservable inputs to the cash flow model used to determine the fair value of the metropolitan district bond securities included an average selling price of homes of approximately $400 thousand and discount rates ranging from 5% to 12%. An increase in the average selling price or decrease in the discount rate would result in an increase the fair value of these securities, while a decrease in the average selling price or increase in the discount rate would result in a decrease in the fair value.

Mortgage loans held for sale

Mortgage loans held for sale consist of FHA, VA, USDA and agency first mortgages on single-family residences which are eligible for sale to FNMA/FHLMC, GNMA or other investors, as applicable. Fair values of these loans are based on quoted prices from third party investors when preselling loans.

Financial instruments for which we have not elected the fair value option in accordance with ASC 825:

		December 31, 2017		December 31, 2016
	Fair Value	Carrying		Carrying
Description	Hierarchy	Amount	Fair Value	Amount	Fair Value
			(Dollars in thousands)
Financial services assets:
Mortgage loans held for investment, net	Level 2	$25,922	$25,922	$24,924	$24,924
Homebuilding liabilities:
Senior and convertible senior notes payable, net	Level 2	$3,318,603	$3,596,772	$3,392,208	$3,617,838

Mortgage Loans Held for Investment – Fair value of these loans is based on the estimated market value of the underlying collateral based on market data and other factors for similar type properties as further adjusted to reflect the estimated net realizable value of carrying the loans through disposition.

Senior Notes Payable – The senior notes are traded over the counter and their fair values were estimated based upon the values of their last trade at the end of the period.

The fair value of our cash and equivalents, restricted cash, accounts payable and other liabilities, secured project debt and other notes payable, revolving credit facility, and mortgage credit facility approximate their carrying amounts due to the short-term nature of these assets and liabilities.

12. Commitments and Contingencies

a. Land Purchase and Option Agreements

We are subject to obligations associated with entering into contracts for the purchase of land and improved homesites. These purchase contracts typically require us to provide a cash deposit or deliver a letter of credit in favor of the seller, and our purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements by the sellers, including obtaining applicable property and development entitlements. We also utilize option contracts with land sellers as a method of acquiring land in staged takedowns, to help us manage the financial and market risk associated with land holdings, and to reduce the near-term use of funds from our corporate financing sources. Option contracts generally require a non-refundable deposit for the right to acquire lots over a specified period of time at predetermined prices. We generally have the right at our discretion to terminate our obligations under both purchase contracts and option contracts by forfeiting our cash deposit or by repaying amounts drawn under our letter of credit with no further financial responsibility to the land seller, although in certain instances, the land seller has the right to compel us to purchase a specified number of lots at predetermined prices.

In some instances, we may also expend funds for due diligence, development and construction activities with respect to our land purchase and option contracts prior to purchase, which we would have to write off should we not purchase the land. At December 31, 2017, we had non-refundable cash deposits outstanding of approximately $95.7 million and capitalized pre-acquisition and other development and construction costs of approximately $25.1 million relating to land purchase and option contracts having a total remaining purchase price of approximately $968.8 million.

Our utilization of option contracts is dependent on, among other things, the availability of land sellers willing to enter into option takedown arrangements, the availability of capital to financial intermediaries, general housing market conditions, and geographic preferences. Options may be more difficult to procure from land sellers in strong housing markets and are more prevalent in certain geographic regions.

b. Land Development and Homebuilding Joint Ventures

Our joint ventures have historically obtained secured acquisition, development and construction financing designed to reduce the use of funds from corporate financing sources. As of December 31, 2017, we held ownership interests in 29 homebuilding and land development joint ventures, of which 15 were active and 14 were inactive or winding down. As of such date, only one joint venture had project specific debt outstanding, which totaled $0.2 million. This joint venture bank debt is non-recourse to us. At December 31, 2017, we had no joint venture surety bonds outstanding.

c. Surety Bonds

We obtain surety bonds in the normal course of business to ensure completion of the infrastructure of our communities. At December 31, 2017, we had approximately $1,007.9 million in surety bonds outstanding, with respect to which we had an estimated $544.4 million remaining in cost to complete.

d. Mortgage Loans and Commitments

We commit to making mortgage loans to our homebuyers through our mortgage financing subsidiary, CalAtlantic Mortgage. CalAtlantic Mortgage sells substantially all of the loans it originates in the secondary mortgage market and finances these loans under its mortgage credit facilities for a short period of time (typically for 30 to 45 days), as investors complete their administrative review of applicable loan documents. Mortgage loans in process for which interest rates were committed to borrowers totaled approximately $183.2 million at December 31, 2017 and carried a weighted average interest rate of approximately 4.1%. Interest rate risks related to these obligations are mitigated by CalAtlantic Mortgage through the preselling of loans to investors or through its interest rate hedging program. As of December 31, 2017, CalAtlantic Mortgage had approximately $357.4 million in closed mortgage loans held for sale and $16.8 million of mortgage loans that we were committed to sell to investors subject to our funding of the loans and the investors’ completion of their administrative review of the applicable loan documents. In addition, as of December 31, 2017, CalAtlantic Mortgage had approximately $166.4 million of mortgage loans in process that were or are expected to be originated on a non-presold basis, substantially all of which were hedged by forward sale commitments of mortgage-backed securities prior to entering into loan sale transactions with third party investors.

Substantially all of the loans originated by CalAtlantic Mortgage are sold with servicing rights released on a non-recourse basis. These sales are generally subject to CalAtlantic Mortgage’s obligation to repay its gain on sale if the loan is prepaid by the borrower within a certain time period following such sale, or to repurchase the loan if, among other things, the purchaser’s underwriting guidelines are not met, or there is fraud in connection with the loan. During the years ended December 31, 2017, 2016 and 2015, CalAtlantic Mortgage recorded loan loss expense related to indemnification and repurchase allowances of $0.4 million, $0.1 million and $0.3 million, respectively. As of December 31, 2017 and 2016, CalAtlantic Mortgage had indemnity and repurchase allowances related to loans sold of approximately $3.9 million and $3.6 million, respectively. In addition, during the years ended December 31, 2017, 2016 and 2015, CalAtlantic Mortgage made make-whole payments totaling approximately $0.1 million, $0.4 million and $0.1 million, respectively.

e. Insurance and Litigation Accruals

We are involved in various litigation and legal claims arising in the ordinary course of business and have established insurance and litigation accruals for estimated future claim costs (please see Note 2.t. for further discussion).

f. Operating Leases

We lease office facilities and certain equipment under noncancelable operating leases. Future minimum rental payments under these leases having an initial term in excess of one year as of December 31, 2017 are as follows:

Year Ended
December 31,
(Dollars in thousands)
2018	$10,994
2019	8,733
2020	6,413
2021	4,441
2022	2,208
Thereafter	2,291

Total rental obligations	$35,080

Rent expense under noncancelable operating leases, net of sublease income, for each of the years ended December 31, 2017, 2016 and 2015 was approximately $11.4 million, $10.8 million and $6.5 million, respectively.

13. Income Taxes

The (provision) benefit for income taxes includes the following components:

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
Current (provision) benefit for income taxes:
Federal	$(145,588)	$(223,605)	$(83,541)
State	(24,504)	(16,470)	(6,803)

	(170,092)	(240,075)	(90,344)

Deferred (provision) benefit for income taxes:
Federal	(98,439)	(6,128)	(24,395)
State	(10,563)	(22,183)	(14,241)

	(109,002)	(28,311)	(38,636)

(Provision) benefit for income taxes	$(279,094)	$(268,386)	$(128,980)

The components of our net deferred income tax asset are as follows:

	December 31,
	2017	2016
	(Dollars in thousands)
Inventory valuation adjustments	$48,445	$73,353
Financial accruals	67,640	106,862
Federal net operating loss carryforwards	48,980	92,043
State net operating loss carryforwards	48,046	45,607
Tax credit carryforwards	2,695	2,347
Goodwill impairment charges	1,170	3,396
Other, net	6,623	9,226

Total deferred tax asset	223,599	332,834
Less: Valuation allowance	(2,218)	(2,456)

Net deferred tax asset	$221,381	$330,378

Each quarter we assess our deferred tax asset to determine whether all or any portion of the asset is more likely than not unrealizable under ASC 740. We are required to establish a valuation allowance for any portion of the asset we conclude is more likely than not to be unrealizable. Our assessment considers, among other things, the nature, frequency and severity of our prior and cumulative losses, forecasts of our future taxable income, the duration of statutory carryforward periods, our utilization experience with operating loss and tax credit carryforwards, and tax planning alternatives.

As of December 31, 2017, we had a $223.6 million deferred tax asset which was partially offset by a deferred tax asset valuation allowance of $2.2 million related to state net operating loss carryforwards that are not more likely than not to be realized. In addition, as of such date, $68.6 million (or approximately $233.2 million and $281.2 million, respectively, of federal and state net operating loss carryforwards on a gross basis) of our deferred tax asset related to net operating loss carryforwards is subject to the Internal Revenue Code Section 382 (“Section 382”) gross annual deduction limitation of $15.6 million for both federal and state purposes. Additionally, $17.4 million, (or approximately $664.7 million of our state deferred tax assets on a gross basis) of our state deferred tax assets related to net operating losses is subject to 382 limitations from the acquisition of The Ryland Group. The remaining $11.0 million (or approximately $171.6 million of state net operating loss carryforwards on a gross basis) represents state net operating loss carryforwards that are not limited by Section 382. Our gross federal and state net operating loss carryforwards of approximately $233.2 million and $1.1 billion, respectively, if unused, will begin to expire in 2029 and 2020, respectively. The remaining deferred tax asset represented deductible timing differences, primarily related to inventory impairments and financial accruals, which have no expiration date.

As of December 31, 2016, we had a $332.8 million deferred tax asset which was partially offset by a deferred tax asset valuation allowance of $2.5 million related to state net operating loss carryforwards that are not more likely than not to be realized. in addition, as of such date, $103.9 million (or approximately $263.0 million and $285.7 million, respectively, of federal and state net operating loss carryforwards on a gross basis) of our deferred tax asset related to net operating loss carryforwards is subject to the internal revenue Code section 382 (“section 382”) gross annual deduction limitation of $15.6 million for both federal and state purposes. Additionally, $21.7 million, (or approximately $798.1 million of our state deferred tax assets on a gross basis) of our state deferred tax assets related to net operating losses is subject to section 382 limitations resulting from our October 1, 2015 merger with Ryland. The remaining $12.0 million (or approximately $168.5 million of state net operating loss carryforwards on a gross basis) represents state net operating loss carryforwards that are not limited by section 382. Our gross federal and state net operating loss carryforwards of approximately $263.0 million and $1.3 billion, respectively, if unused, will begin to expire in 2028 and 2020, respectively. The remaining deferred tax asset balance of $195.1 million represented deductible timing differences, primarily related to inventory impairments and financial accruals, which have no expiration date.

Our 2017 provision for income taxes was $279.1 million related primarily to our $639.0 million of pretax income. The effective tax rate differs from the federal statutory rate of 35% due to the following items:

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
Income before taxes	$638,961	$753,116	$342,489

(Provision) benefit for income taxes at federal statutory rate	$(223,636)	$(263,591)	$(119,871)
(Increases) decreases in tax resulting from:
State income taxes, net of federal benefit	(20,863)	(24,649)	(11,680)
Net deferred tax asset valuation (allowance) benefit	236	(371)	1,405
(Increases) decreases in liability for unrecognized tax benefits	(283)	(466)	(1,611)
Nondeductible expenses and credits	(480)	364	(2,164)
Domestic production activities deduction	16,351	18,324	6,150
Excess tax benefits related to share-based compensation (1)	8,695	—	—
U.S. tax law change (2)	(88,842)	—	—
Tax credits	25,431	1,692	—
Other, net	4,297	311	(1,209)

(Provision) benefit for income taxes	$(279,094)	$(268,386)	$(128,980)

Effective tax rate	43.7%	35.6%	37.7%

(1)	Starting in 2017, excess tax benefits from share-based award activity are reflected as a reduction of the provision for income taxes, whereas they were previously recognized in equity.
(2)	Due to the Tax Act which was enacted in December 2017, our U.S. deferred tax assets and liabilities as of December 31, 2017 were remeasured from 35% to 21%. The provisional amount recorded related to the remeasurement of our deferred tax balance was $88.8 million as of December 31, 2017.

As of December 31, 2017, our liability for unrecognized tax benefits was $13.7 million, of which $10.8 million, if recognized, would affect our effective tax rate. Our liabilities for unrecognized tax benefits are included in accrued liabilities on the accompanying consolidated balance sheets. We classify estimated interest expense and penalties related to unrecognized tax benefits in our provision for income taxes. As of December 31, 2017 and 2016, accrued interest and penalties related to unrecognized benefits was $1.4 million and $1.4 million, respectively. During 2017, 2016, and 2015 we accrued interest and penalties of $0, $0.1 million and $1.0 million, respectively. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits, excluding accrued interest, is as follows:

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
Balance, beginning of the year	$12,126	$10,631	$2,536
Assumed with Ryland merger			6,182
Changes based on tax positions related to the current year	3,612	2,256	2,060
Changes for tax position in prior years	—	—	—
Reductions due to lapse of statute of limitations	(2,030)	(761)	(147)
Settlements	—	—	—

Balance, end of the year	$13,708	$12,126	$10,631

We believe it is reasonably possible that $3.6 million of our gross unrecognized tax benefits may be recognized by the end of fiscal 2018 as a result of a lapse of the statute of limitations in certain jurisdictions. In addition, as of December 31, 2017, we remained subject to examination by various tax jurisdictions for the tax years ended December 31, 2013 through 2017.

The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, the following that impact us: (1) reducing the U.S. federal corporate income tax rate from 35% to 21%; (2) eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized; (3) creating a new limitation on deductible interest expense; (4) repealing the domestic production activities deduction; (5) limiting the deductibility of certain executive compensation; and (6) limiting certain other deductions.

The SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting relating to the Tax Act under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in its financial statements. If a company cannot determine a provisional estimate to be included in its financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act.

At December 31, 2017, we have not completed our accounting for the tax effects of enactment of the Tax Act; however, we have made a reasonable estimate of the effects on our existing deferred tax balances. The Tax Act reduces the federal income tax rate from 35% to 21%, effective January 1, 2018. For certain of our deferred tax assets and liabilities, we have recorded a provisional amount of $88.8 million for the year ended December 31, 2017. While we are able to make a reasonable estimate of the impact of the reduction in the corporate tax rate, it may be affected by other analyses related to the Tax Act, including, but not limited to, our calculation of the state tax effect of adjustments to federal temporary differences, as well as changes to our deferred tax asset valuation allowance. In all cases, we will continue to make and refine our calculations as additional analysis is complete. In addition, our estimates may also be affected as we gain a more thorough understanding of the tax law.

14. Stock Incentive and Employee Benefit Plans

a. Stock Incentive Plans

The Company has share-based awards outstanding under three different plans, pursuant to which we have granted stock options, stock appreciation rights, restricted and unrestricted stock, and performance share awards to key officers, employees, and directors. The exercise price of our share-based awards may not be less than the market value of our common stock on the date of grant. Stock options and stock appreciation rights vest based on either time (generally over a one to four year period) or market performance (based on stock price appreciation) and generally expire between five and ten years after the date of grant. The fair value for stock options and stock appreciation rights is established at the date of grant using the Black-Scholes model for awards that vest based on time and a lattice model for awards that vest based on market performance. Restricted stock typically vests over a three year period and are valued at the closing price on the date of grant.

During the year ended December 31, 2015, we granted 2.2 million capped stock appreciation rights to our officers and key employees. There were no grants of capped stock appreciation rights during 2017 and 2016. The 2015 capped stock appreciation rights have a grant price equal to the Company’s common stock closing price on the issuance date, with the value per share of the award capped at $20.00 above the grant price.

The following is a summary of stock option and stock appreciation rights activity relating to our three plans on a combined basis for the years ended December 31, 2017, 2016 and 2015:

	2017		2016		2015
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding, beginning of year	4,007,167	$34.47	4,900,617	$33.83	4,418,308	$29.19
Granted	—	—	—	—	2,167,150	34.32
Exercised	(2,524,403)	33.50	(408,839)	18.61	(1,287,216)	14.17
Canceled	(451,661)	29.42	(484,611)	41.34	(397,625)	48.61

Outstanding, end of year	1,031,103	$39.04	4,007,167	$34.47	4,900,617	$33.83

Exercisable at end of year	738,525	$37.55	2,789,384	$33.32	2,554,114	$28.90

Available for future grant	8,775,606		8,650,219		9,061,407

At December 31, 2017, 995,628 stock options and stock appreciation rights were vested or expected to vest in the future with a weighted average exercise price of $38.94 and a weighted average expected life of 1.80 years. During the years ended December 31, 2017, 2016 and 2015, the total fair value of stock options and stock appreciation rights vested was $3.0 million, $3.2 million and $5.0 million, respectively. The total intrinsic value of stock options and stock appreciation rights exercised during the years ended December 31, 2017, 2016 and 2015 was $38.7 million, $5.7 million and $37.5 million, respectively. The intrinsic value of options exercised is the difference between the fair market value of the Company’s common stock on the date of exercise and the exercise price.

The following table summarizes information about stock options and stock appreciation rights outstanding and exercisable at December 31, 2017:

Outstanding					Exercisable
				Weighted
			Weighted	Average		Weighted
			Average	Remaining		Average
Exercise Prices		Number	Exercise	Contractual	Number	Exercise
Low	High	of Shares	Price	Life	of Shares	Price
$17.88	$19.00	151,162	$18.73	0.50	151,162	$18.73
$37.00	$37.00	17,682	$37.00	0.63	17,682	$37.00
$41.05	$44.55	862,259	$42.65	2.05	569,681	$42.56

As of December 31, 2017, the total intrinsic value of stock options and stock appreciation rights outstanding was $17.9 million, of which $13.9 million related to stock options and stock appreciation rights exercisable, and the total intrinsic value of stock options and stock appreciation rights vested and expected to vest in the future was $17.4 million. The intrinsic value of these stock options and stock appreciation rights outstanding, is the difference between the fair market value of the Company’s common stock on the last trading day of fiscal 2017 and the exercise price.

The fair value of each stock appreciation right granted during December 31, 2015 was estimated using the following weighted average assumptions:

2015
Dividend yield	0.00%
Expected volatility	40.89%
Risk-free interest rate	0.93%
Expected life	3.5 years

Based on the above assumptions, the weighted average per share fair value of stock appreciation rights granted during the year ended December 31, 2015 was $5.30.

Restricted Stock Awards. During the years ended December 31, 2017, 2016 and 2015, we issued shares of restricted common stock to our officers and key employees which vest in three equal installments on each of the first three anniversaries of the issuance date. Compensation expense for these awards is being recognized using the straight-line method over the vesting period.

The following is a summary of unvested restricted stock activity for the years ended December 31, 2017, 2016 and 2015:

	2017		2016		2015
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Grant Date	Number of	Grant Date	Number of	Grant Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value
Outstanding, beginning of year	430,818	$35.14	195,027	$41.08	154,143	$37.55
Granted	294,221	37.06	329,198	33.16	133,616	41.89
Vested	(165,506)	32.60	(84,044)	40.96	(82,293)	35.75
Canceled	(39,492)	33.53	(9,363)	37.03	(10,439)	41.26

Outstanding, end of year	520,041	$37.16	430,818	$35.14	195,027	$41.08

Performance Share Awards. During the years ended December 31, 2017, 2016 and 2015, we granted performance share awards to our officers and key employees for which the number of performance share awards ultimately issued will be based on the Company’s actual revenue growth. The 2017 awards (“2017 PSAs”) include payouts at 1-2 times the target number of shares based on actual revenue growth for the years 2017-2019, subject to a minimum revenue growth threshold. The 2016 awards (“2016 PSAs”) include payouts at 1-2 times the target number of shares based on actual revenue growth for the years 2016-2018, subject to a minimum revenue growth threshold. The 2015 awards (“2015 PSAs”) include payouts at 1-3 times the target number of shares based on actual revenue growth for the years 2016-2017, subject to a minimum revenue growth threshold. We evaluate the probability of achieving the performance targets established under each of the performance share awards quarterly and estimate the number of shares underlying the performance share awards that are probable of being issued. Compensation expense for these awards is being recognized using the straight-line method over the requisite service period, subject to cumulative catch-up adjustments required as a result of changes in the number shares probable of being issued. Additionally, during the years ended December 31, 2017, 2016 and 2015, we granted performance share awards to our officers and key employees for which the number of performance share awards ultimately issued will be based on the Company’s relative total shareholder return (“TSR”) performance over a three-year period from 2017-2019 (“2017 TSR PSAs”), 2016-2018 (“2016 TSR PSAs”) and 2015-2017 (“2015 TSR PSAs”), in comparison to the TSR performance of a comparative peer group selected by our Compensation Committee. The 2017 TSR PSAs and 2016 TSR PSAs include payouts at 1-2 times the target number of shares based on actual TSR performance, and the 2015 TSR PSAs include payouts at 1-3 times the target number of shares based on actual TSR performance, all subject to minimum TSR thresholds. Compensation expense for these awards is being recognized using the straight-line method over the requisite service period.

The following is a summary of performance share award activity for the years ended December 31, 2017, 2016 and 2015:

	2017		2016		2015
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Grant Date	Number of	Grant Date	Number of	Grant Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value
Outstanding, beginning of year	468,128	$36.45	198,759	$47.63	166,031	$36.20
Granted	289,644	38.48	319,798	30.36	348,756	30.46
Vested	(71,271)	41.63	(50,429)	41.95	(316,028)	22.68
Canceled	$(32,056)	36.55	—	—	—	—

Outstanding, end of year	654,445	$36.77	468,128	$36.45	198,759	$47.63

Other Stock-Based Awards. During the years ended December 31, 2017, 2016 and 2015, we issued 21,245 shares, 22,710 shares and 13,498 shares, respectively, of unrestricted common stock to our independent directors (excluding directors appointed by MatlinPatterson who did not receive any stock awards).

Total compensation expense recognized related to stock-based compensation was as follows:

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
Stock options and stock appreciation rights	$2,173	$3,309	$8,709
Unrestricted stock grants	870	780	555
Restricted stock grants	7,518	4,359	3,261
Performance share awards	7,248	9,346	3,099

Total	$17,809	$17,794	$15,624

Total unrecognized compensation expense related to stock-based compensation was as follows:

	As of December 31,
	2017		2016		2015
		Weighted		Weighted		Weighted
	Unrecognized	Average	Unrecognized	Average	Unrecognized	Average
	Expense	Period	Expense	Period	Expense	Period
			(Dollars in thousands)
Unvested stock options and stock appreciation rights	$767	0.6 years	$3,255	1.3 years	$7,216	2.1 years
Unvested restricted stock grants	13,567	2.1 years	11,146	2.2 years	5,850	2.1 years
Unvested performance share awards	11,013	1.8 years	13,409	2.0 years	5,117	2.0 years

Total unrecognized compensation expense	$25,347	1.9 years	$27,810	2.0 years	$18,183	2.0 years

b. Employee Benefit Plan

We have a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code. Each employee may elect to make before-tax contributions up to the current tax limits. The Company matches employee contributions up to $7,000 per employee per year. The Company provides this plan to help its employees save a portion of their cash compensation for retirement in a tax efficient environment. Our contributions to the plan for the years ended December 31, 2017, 2016 and 2015, were $11.3 million, $10.2 million and $4.7 million, respectively.

15. Pending Merger with Lennar

On October 29, 2017, the Company and Lennar entered into an Agreement and Plan of Merger (the “Merger”). At the effective time of the Merger, which is expected to occur on February 12, 2018, each share of common stock of the Company issued and outstanding will be converted into and become the right to receive either (i) subject to adjustment, 0.885 shares (as adjusted, the “Exchange Ratio”) of Class A common stock of Lennar (“Lennar stock”) or (ii) $48.26 in cash. Holders of Company common stock will have the option to elect to receive their consideration in the Merger in cash or stock, subject to proration to the extent cash to be paid to all such holders electing to receive cash consideration would exceed $1.16 billion. At the effective time of the Merger, (i) the Company’s options, restricted stock units and stock appreciation rights will be converted into the option to acquire or right to receive in lieu of Company common stock, the number of shares of Lennar stock, as determined in accordance with the exchange ratio, and (ii) the Company’s convertible notes will remain outstanding and become convertible in lieu of Company common stock, the number of shares of Lennar stock, as determined in accordance with the Exchange Ratio. It is expected that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. The consummation of the Merger is subject to the satisfaction or waiver of certain customary conditions, including the approval of the Merger by the Company’s stockholders and the stockholders of Lennar.

On January 19, 2018, in connection with the Merger, Lennar commenced offers to exchange (the “Exchange Offers”) any and all of the Company’s outstanding senior notes, excluding the convertible notes, for up to $3.0 billion aggregate principal amount of new notes issued by Lennar and cash. In connection with the Exchange Offers, Lennar, on behalf of the Company, solicited consents (the “Consent Solicitations”), to adopt certain proposed amendments to each of the indentures governing the Company’s outstanding senior notes to eliminate certain covenants, restrictive provisions and events of default from such indentures (the “Proposed Amendments”). The Exchange Offers and Consent Solicitations are conditioned, among other things, upon the closing of the Merger. On January 28, 2018, Lennar announced that it received the requisite number of consents to adopt the Proposed Amendments with respect to each of the notes. The Proposed Amendments will only become operative upon the consummation of the Exchange Offers, which is expected to be after the consummation of the Merger.

16. Results of Quarterly Operations (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total (1)
	(Dollars in thousands, except per share amounts)
2017:
Revenues	$1,357,655	$1,641,391	$1,536,004	$2,134,551	$6,669,601
Homebuilding gross margin	$274,844	$323,858	$303,135	$402,078	$1,303,915
Net income	$82,620	$98,994	$93,352	$84,901	$359,867
Basic income per common share	$0.72	$0.87	$0.84	$0.75	$3.18
Diluted income per common share	$0.62	$0.75	$0.75	$0.69	$2.87

2016:
Revenues	$1,203,235	$1,598,901	$1,692,391	$1,982,208	$6,476,735
Homebuilding gross margin	$247,188	$341,357	$374,692	$427,393	$1,390,630
Net income	$72,661	$112,760	$132,348	$166,961	$484,730
Basic income per common share	$0.60	$0.95	$1.12	$1.44	$4.09
Diluted income per common share	$0.52	$0.83	$0.97	$1.25	$3.60

(1)	Per share amounts do not add across due to rounding differences in quarterly amounts and due to the impact of differences between the quarterly and annual weighted average share calculations.

17. Supplemental Disclosure to Consolidated Statements of Cash Flows

The following are supplemental disclosures to the consolidated statements of cash flows:

	Year Ended December 31,
	2017	2016	2015
	(Dollars in thousands)
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$199,361	$220,198	$180,536
Income taxes	$230,247	$226,959	$81,949

Supplemental Disclosure of Noncash Activities:
Increase in assets in connection with merger	$—	$—	$2,798,739
Liabilities assumed in connection with business combinations	$5,760	$—	$2,028,332
Increase in secured project debt related to seller financed inventory purchases	$19,915	$25,124	$—
Changes in inventories not owned	$7,276	$18,550	$34,589
Changes in liabilities from inventories not owned	$7,276	$18,550	$17,099
Changes in senior notes payable related to conversion into shares of the Company’s common stock	$167,273	$—	$—

18. Supplemental Guarantor Information

Certain of our 100% owned direct and indirect subsidiaries guarantee our outstanding senior notes payable (please see Note 8.b. “Senior Notes Payable”). Presented below are the consolidated financial statements for our guarantor subsidiaries and non-guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2017
			Non-		Consolidated
	CalAtlantic	Guarantor	Guarantor	Consolidating	CalAtlantic
	Group, Inc.	Subsidiaries	Subsidiaries	Adjustments	Group, Inc.
	(Dollars in thousands)
Homebuilding:
Revenues	$2,972,268	$2,620,463	$988,039	$—	$6,580,770
Cost of sales	(2,432,151)	(2,098,106)	(746,598)	—	(5,276,855)

Gross margin	540,117	522,357	241,441	—	1,303,915

Selling, general and administrative expenses	(290,494)	(327,897)	(83,138)	—	(701,529)
Income (loss) from unconsolidated joint ventures	3,497	916	8,849	—	13,262
Equity income of subsidiaries	260,614	—	—	(260,614)	—
Interest income (expense), net	3,305	(2,268)	(1,037)	—	—
Other income (expense)	(22,288)	(1,542)	9,268	—	(14,562)

Homebuilding pretax income	494,751	191,566	175,383	(260,614)	601,086

Financial Services:
Financial services pretax income	—	—	37,875	—	37,875

Income before taxes	494,751	191,566	213,258	(260,614)	638,961
Provision for income taxes	(134,884)	(90,049)	(54,161)	—	(279,094)

Net income	$359,867	$101,517	$159,097	$(260,614)	$359,867

	Year Ended December 31, 2016
			Non-		Consolidated
	CalAtlantic	Guarantor	Guarantor	Consolidating	CalAtlantic
	Group, Inc.	Subsidiaries	Subsidiaries	Adjustments	Group, Inc.
	(Dollars in thousands)
Homebuilding:
Revenues	$2,674,122	$2,629,329	$1,084,589	$—	$6,388,040
Cost of sales	(2,131,342)	(2,099,621)	(766,447)	—	(4,997,410)

Gross margin	542,780	529,708	318,142	—	1,390,630

Selling, general and administrative expenses	(278,972)	(310,492)	(74,995)	—	(664,459)
Income (loss) from unconsolidated joint ventures	355	594	3,108	—	4,057
Equity income of subsidiaries	330,815	—	—	(330,815)	—
Interest income (expense), net	4,708	(3,578)	(1,130)	—	—
Other income (expense)	(15,238)	(2,064)	576	—	(16,726)

Homebuilding pretax income	584,448	214,168	245,701	(330,815)	713,502

Financial Services:
Financial services pretax income	—	—	39,614	—	39,614

Income before taxes	584,448	214,168	285,315	(330,815)	753,116
Provision for income taxes	(99,718)	(92,267)	(76,401)	—	(268,386)

Net income	$484,730	$121,901	$208,914	$(330,815)	$484,730

18. Supplemental Guarantor Information

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2015
			Non-		Consolidated
	CalAtlantic	Guarantor	Guarantor	Consolidating	CalAtlantic
	Group, Inc.	Subsidiaries	Subsidiaries	Adjustments	Group, Inc.
	(Dollars in thousands)
Homebuilding:
Revenues	$1,234,750	$1,500,676	$787,707	$(26,722)	$3,496,411
Cost of sales	(989,834)	(1,194,605)	(562,223)	26,722	(2,719,940)

Gross margin	244,916	306,071	225,484	—	776,471

Selling, general and administrative expenses	(145,458)	(185,779)	(59,473)	—	(390,710)
Income (loss) from unconsolidated joint ventures	540	269	1,157	—	1,966
Equity income of subsidiaries	201,261	—	—	(201,261)	—
Interest income (expense), net	12,388	(9,374)	(3,014)	—	—
Other income (expense)	(57,629)	(2,678)	(1,870)	—	(62,177)

Homebuilding pretax income	256,018	108,509	162,284	(201,261)	325,550

Financial Services:
Financial services pretax income	—	—	16,939	—	16,939

Income before taxes	256,018	108,509	179,223	(201,261)	342,489
Provision for income taxes	(42,509)	(49,512)	(36,959)	—	(128,980)

Net income	$213,509	$58,997	$142,264	$(201,261)	$213,509

18. Supplemental Guarantor Information

CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2017
					Consolidated
	CalAtlantic	Guarantor	Non-Guarantor	Consolidating	CalAtlantic
	Group, Inc.	Subsidiaries	Subsidiaries	Adjustments	Group, Inc.
	(Dollars in thousands)
ASSETS
Homebuilding:
Cash and equivalents	$84,440	$41,058	$46,308	$—	$171,806
Restricted cash	—	3,991	18,215	—	22,206
Intercompany receivables	2,061,107	—	403,155	(2,464,262)	—
Inventories:
Owned	3,307,431	2,144,525	1,555,491	—	7,007,447
Not owned	58,931	36,992	10,700	—	106,623
Investments in unconsolidated joint ventures	7,505	2,381	161,755	—	171,641
Investments in subsidiaries	2,213,822	—	—	(2,213,822)	—
Deferred income taxes, net	228,024	—	—	(6,643)	221,381
Goodwill	970,185	—	15,000	—	985,185
Other assets	172,485	43,498	20,963	—	236,946

Total Homebuilding Assets	9,103,930	2,272,445	2,231,587	(4,684,727)	8,923,235

Financial Services:
Cash and equivalents	—	—	56,845	—	56,845
Restricted cash	—	—	21,551	—	21,551
Mortgage loans held for sale, net	—	—	363,771	—	363,771
Mortgage loans held for investment, net	—	—	25,922	—	25,922
Other assets	—	—	17,959	(1,801)	16,158

Total Financial Services Assets	—	—	486,048	(1,801)	484,247

Total Assets	$9,103,930	$2,272,445	$2,717,635	$(4,686,528)	$9,407,482

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$103,857	$61,206	$43,053	$—	$208,116
Accrued liabilities and intercompany payables	494,183	1,100,384	1,163,011	(2,069,595)	687,983
Revolving credit facility	266,000	—	—	—	266,000
Secured project debt and other notes payable	343,107	—	16,694	(328,111)	31,690
Senior notes payable	3,318,603	—	—	—	3,318,603

Total Homebuilding Liabilities	4,525,750	1,161,590	1,222,758	(2,397,706)	4,512,392

Financial Services:
Accounts payable and other liabilities	—	—	21,016	—	21,016
Mortgage credit facilities	—	—	353,174	(75,000)	278,174

Total Financial Services Liabilities	—	—	374,190	(75,000)	299,190

Total Liabilities	4,525,750	1,161,590	1,596,948	(2,472,706)	4,811,582

Equity:
Total Stockholders’ Equity	4,578,180	1,110,855	1,102,967	(2,213,822)	4,578,180
Noncontrolling interest	—	—	17,720	—	17,720

Total Equity	4,578,180	1,110,855	1,120,687	(2,213,822)	4,595,900

Total Liabilities and Equity	$9,103,930	$2,272,445	$2,717,635	$(4,686,528)	$9,407,482

18. Supplemental Guarantor Information

CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2016
					Consolidated
	CalAtlantic	Guarantor	Non-Guarantor	Consolidating	CalAtlantic
	Group, Inc.	Subsidiaries	Subsidiaries	Adjustments	Group, Inc.
	(Dollars in thousands)
ASSETS
Homebuilding:
Cash and equivalents	$105,261	$38,211	$47,614	$—	$191,086
Restricted cash	—	—	28,321	—	28,321
Intercompany receivables	2,045,773	—	334,926	(2,380,699)	—
Inventories:
Owned	2,825,234	2,277,840	1,335,718	—	6,438,792
Not owned	30,953	32,596	2,718	—	66,267
Investments in unconsolidated joint ventures	4,469	4,923	117,735	—	127,127
Investments in subsidiaries	1,954,418	—	—	(1,954,418)	—
Deferred income taxes, net	337,021	—	—	(6,643)	330,378
Goodwill	970,185	—	—	—	970,185
Other assets	165,214	36,725	2,550	—	204,489

Total Homebuilding Assets	8,438,528	2,390,295	1,869,582	(4,341,760)	8,356,645

Financial Services:
Cash and equivalents	—	—	17,041	—	17,041
Restricted cash	—	—	21,710	—	21,710
Mortgage loans held for sale, net	—	—	262,058	—	262,058
Mortgage loans held for investment, net	—	—	24,924	—	24,924
Other assets	—	—	28,467	(1,801)	26,666

Total Financial Services Assets	—	—	354,200	(1,801)	352,399

Total Assets	$8,438,528	$2,390,295	$2,223,782	$(4,343,561)	$8,709,044

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$92,611	$78,729	$40,440	$—	$211,780
Accrued liabilities and intercompany payables	387,098	1,302,228	964,796	(2,054,217)	599,905
Secured project debt and other notes payable	359,025	—	3,480	(334,926)	27,579
Senior notes payable	3,392,208	—	—	—	3,392,208

Total Homebuilding Liabilities	4,230,942	1,380,957	1,008,716	(2,389,143)	4,231,472

Financial Services:
Accounts payable and other liabilities	—	—	22,559	—	22,559
Mortgage credit facilities	—	—	247,427	—	247,427

Total Financial Services Liabilities	—	—	269,986	—	269,986

Total Liabilities	4,230,942	1,380,957	1,278,702	(2,389,143)	4,501,458

Equity:
Total Equity	4,207,586	1,009,338	945,080	(1,954,418)	4,207,586

Total Liabilities and Equity	$8,438,528	$2,390,295	$2,223,782	$(4,343,561)	$8,709,044

18. Supplemental Guarantor Information

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2017
					Consolidated
	CalAtlantic	Guarantor	Non-Guarantor	Consolidating	CalAtlantic
	Group, Inc.	Subsidiaries	Subsidiaries	Adjustments	Group, Inc.
	(Dollars in thousands)
Cash Flows From Operating Activities:
Net cash provided by (used in) operating activities	$(101,669)	$187,303	$(87,355)	$(44)	$(1,765)

Cash Flows From Investing Activities:
Investments in unconsolidated homebuilding joint ventures	(396)	(110)	(95,702)	—	(96,208)
Distributions of capital from unconsolidated homebuilding joint ventures	568	3,586	35,827	—	39,981
Loan to parent and subsidiaries	—	—	(69,741)	69,741	—
Net cash paid for acquisitions	(67,328)	—	(44,477)	—	(111,805)
Other investing activities	(2,585)	(1,746)	(7,626)	—	(11,957)

Net cash provided by (used in) investing activities	(69,741)	1,730	(181,719)	69,741	(179,989)

Cash Flows From Financing Activities:
Change in restricted cash	—	(3,991)	10,265	—	6,274
Borrowing from revolving credit facility	1,272,250	—	—	—	1,272,250
Principal payments on revolving credit facility	(1,006,250)	—	—	—	(1,006,250)
Principal payments on secured project debt and other notes payable	(14,556)	—	(1,248)	—	(15,804)
Loan from subsidiary	(5,303)	—	—	5,303	—
Principal payments on senior notes payable	(483,000)	—	—	—	(483,000)
Proceeds from the issuance of senior notes payable	579,125	—	—	—	579,125
Payment of debt issuance costs	(5,019)	—	—	—	(5,019)
Net proceeds from (payments on) mortgage credit facilities	—	—	105,747	(75,000)	30,747
(Contributions to) distributions from Corporate and subsidiaries	1,210	—	(1,210)	—	—
Repurchases of common stock	(150,014)	—	—	—	(150,014)
Common stock dividend payments	(18,074)	—	—	—	(18,074)
Issuance of common stock under employee stock plans, net of withholdings	(7,890)	—	—	—	(7,890)
Other financing activities	—	—	(67)	—	(67)
Intercompany advances, net	(11,890)	(182,195)	194,085	—	—

Net cash provided by (used in) financing activities	150,589	(186,186)	307,572	(69,697)	202,278

Net increase (decrease) in cash and equivalents	(20,821)	2,847	38,498	—	20,524
Cash and equivalents at beginning of year	105,261	38,211	64,655	—	208,127

Cash and equivalents at end of year	$84,440	$41,058	$103,153	$—	$228,651

18. Supplemental Guarantor Information

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2016
					Consolidated
	CalAtlantic	Guarantor	Non-Guarantor	Consolidating	CalAtlantic
	Group, Inc.	Subsidiaries	Subsidiaries	Adjustments	Group, Inc.
	(Dollars in thousands)
Cash Flows From Operating Activities:
Net cash provided by (used in) operating activities	$35,434	$120,540	$166,340	$—	$322,314

Cash Flows From Investing Activities:
Investments in unconsolidated homebuilding joint ventures	(276)	(227)	(28,615)	—	(29,118)
Distributions of capital from unconsolidated homebuilding joint ventures	1,104	336	38,295	—	39,735
Loan to parent and subsidiaries	—	—	(187,300)	187,300	—
Other investing activities	(616)	(3,496)	(3,576)	—	(7,688)

Net cash provided by (used in) investing activities	212	(3,387)	(181,196)	187,300	2,929

Cash Flows From Financing Activities:
Change in restricted cash	—	—	8,873	—	8,873
Borrowing from revolving credit facility	1,433,200	—	—	—	1,433,200
Principal payments on revolving credit facility	(1,433,200)	—	—	—	(1,433,200)
Principal payments on secured project debt and other notes payable	(22,647)	—	(581)	—	(23,228)
Loan from subsidiary	187,300	—	—	(187,300)	—
Principal payments on senior notes payable	(280,000)	—	—	—	(280,000)
Proceeds from the issuance of senior notes payable	300,000	—	—	—	300,000
Payment of debt issuance costs	(2,669)	—	—	—	(2,669)
Net proceeds from (payments on) mortgage credit facilities	—	—	(55,995)	—	(55,995)
(Contributions to) distributions from Corporate and subsidiaries	20,850	—	(20,850)	—	—
Repurchases of common stock	(232,520)	—	—	—	(232,520)
Common stock dividend payments	(18,841)	—	—	—	(18,841)
Issuance of common stock under employee stock plans, net of withholdings	1,330	—	—	—	1,330
Excess tax benefit (provision) from share-based payment arrangements	(460)	—	—	—	(460)
Other financing activities	—	(200)	—	—	(200)
Intercompany advances, net	110,885	(191,594)	80,709	—	—

Net cash provided by (used in) financing activities	63,228	(191,794)	12,156	(187,300)	(303,710)

Net increase (decrease) in cash and equivalents	98,874	(74,641)	(2,700)	—	21,533
Cash and equivalents at beginning of year	6,387	112,852	67,355	—	186,594

Cash and equivalents at end of year	$105,261	$38,211	$64,655	$—	$208,127

18. Supplemental Guarantor Information

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2015
					Consolidated
	CalAtlantic	Guarantor	Non-Guarantor	Consolidating	CalAtlantic
	Group, Inc.	Subsidiaries	Subsidiaries	Adjustments	Group, Inc.
	(Dollars in thousands)
Cash Flows From Operating Activities:
Net cash provided by (used in) operating activities	$(17,201)	$(107,470)	$(146,690)	$—	$(271,361)

Cash Flows From Investing Activities:
Investments in unconsolidated homebuilding joint ventures	—	—	(91,453)	—	(91,453)
Distributions of capital from unconsolidated homebuilding joint ventures	641	75	18,866	—	19,582
Cash acquired in connection with merger	20,345	238,034	10,138	—	268,517
Loan to parent and subsidiaries	—	—	34,000	(34,000)	—
Other investing activities	9	(4,310)	(7,671)	—	(11,972)

Net cash provided by (used in) investing activities	20,995	233,799	(36,120)	(34,000)	184,674

Cash Flows From Financing Activities:
Change in restricted cash	—	—	652	—	652
Borrowing from revolving credit facility	852,700	—	—	—	852,700
Principal payments on revolving credit facility	(852,700)	—	—	—	(852,700)
Principal payments on secured project debt and other notes payable	(1,893)	—	(639)	—	(2,532)
Loan from subsidiary	46,000	—	—	(46,000)	—
Principal payments on senior notes payable	(29,789)	—	—	—	(29,789)
Payment of debt issuance costs	(1,016)	—	—	—	(1,016)
Net proceeds from (payments on) mortgage credit facilities	—	—	30,469	80,000	110,469
(Contributions to) distributions from Corporate and subsidiaries	13,873	(31,719)	17,846	—	—
Repurchases of common stock	(22,073)	—	—	—	(22,073)
Common stock dividend payments	(4,851)	—	—	—	(4,851)
Issuance of common stock under employee stock plans, net of withholdings	1,000	—	—	—	1,000
Excess tax benefit (provision) from share-based payment arrangements	9,250	—	—	—	9,250
Other financing activities	—	(95)	(127)	—	(222)
Intercompany advances, net	(141,212)	17,276	123,936	—	—

Net cash provided by (used in) financing activities	(130,711)	(14,538)	172,137	34,000	60,888

Net increase (decrease) in cash and equivalents	(126,917)	111,791	(10,673)	—	(25,799)
Cash and equivalents at beginning of year	133,304	1,061	78,028	—	212,393

Cash and equivalents at end of year	$6,387	$112,852	$67,355	$—	$186,594